Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MAST THERAPEUTICS, INC.

AP ACQUISITION SUB, INC.

and

AIRES PHARMACEUTICALS, INC.

and

FORTIS ADVISORS LLC, in its capacity as Stockholders’ Representative

(solely with respect to Section 2.8(b), Section 6.3, and Article IX)

Dated as of February 7, 2014

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of February 7, 2014, is by and among Mast Therapeutics, Inc. a Delaware corporation (“Parent”), AP Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Aires Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and, solely with respect to Section 2.8(b), Section 6.3, and Article IX hereof, Fortis Advisors LLC, a Delaware limited liability company, in its capacity as representative of the Company Stockholders (the “Stockholders’ Representative”). Capitalized terms used in this Agreement are defined in Section 11.1, or in the applicable Section of this Agreement to which reference is made in Section 11.2.

RECITALS:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have declared it advisable and deemed it to be in the best interests of their respective stockholders to consummate the business combination provided for herein;

WHEREAS, the Board of Directors of the Company has determined to recommend to the stockholders of the Company the adoption of this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, prior to delivery of this Agreement, and as a condition and inducement for Parent’s willingness to have entered into this Agreement, each employee of the Company listed on Schedule 1.1(a) attached hereto (a “Key Employee”) has executed and delivered to Parent an offer letter or contract for employment (as determined by Parent in its sole discretion) and a proprietary rights and inventions agreement with Parent, in each case, to become effective upon the Closing (the “Key Employee Agreements”); and

WHEREAS, promptly following the execution of this Agreement, but in any event within three (3) hours thereafter, in order to induce Parent and Merger Sub to enter into this Agreement, the stockholders of Target listed on Schedule 1.1(b) (the “Required Stockholders”) shall deliver to Parent (i) an executed Action by Written Consent of the Stockholders in the form attached hereto as Exhibit A (the “Executed Written Consent”) adopting, among other things, this Agreement, and (ii) a stockholder agreement in the form attached hereto as Exhibit B (each, a “Company Stockholder Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) in such form as is required by the relevant provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”) and the Company shall be the surviving corporation following the Merger. As a result of the Merger, the outstanding shares of capital stock of Merger Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement. Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations” and the Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”.

1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of DLA Piper LLP (US), 4365 Executive Drive, San Diego, California 92121 at 11:00 a.m. on a date to be specified by the parties which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” Simultaneously with, or as soon as practicable following, the Closing, the Company as the surviving corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware as provided in Section 252(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the “Effective Time.”

1.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects specified in the DGCL.

(b) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation shall read: “The name of this corporation is Aires Pharmaceuticals, Inc.” As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable Law.

(c) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to reflect the name change of Merger Sub to “Aires Pharmaceuticals, Inc.”), until amended thereafter in accordance with applicable Law.

(d) At the Effective Time, each of the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

1.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

1.5 Tax Consequences. It is intended that the Merger be treated as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Parent, Merger Sub and the Company hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. The Stockholders, the Company and Parent shall each use its commercially reasonable efforts to cause the Merger to qualify, and will use its commercially reasonable efforts not to, and not to permit or cause any of its Subsidiaries to, take any action which could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The Stockholders, the Company, Parent and Merger Sub shall report the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code unless otherwise required by applicable Law.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Effect on Company Capital Stock.

(a) On the terms and subject to the terms set forth in this Agreement, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company (each such stockholder, a “Company Stockholder” or “Stockholder”, and collectively the “Stockholders”):

(i) At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, other than (A) Dissenting Shares as provided in Section 2.9 and (B) Treasury Shares as provided in Section 2.1(a)(ii) shall be converted into the right to receive a portion of the Merger Consideration, subject to adjustment as provided herein and if and when payable in accordance with the terms of this Agreement, each in accordance with the Distribution Schedule and in each case subject to Sections 2.3(a) and (b) and Article IX; and

(ii) At the Effective Time, each share of Company Capital Stock held in the Company’s treasury (“Treasury Shares”) immediately prior to the Effective Time shall not represent the right to receive any Merger Consideration, and each such share shall be canceled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof.

(b) Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) In the event of any stock split, combination, reclassification, stock dividend or similar capitalization change with respect to Parent Common Stock prior to the Effective Time, or if a record date with respect to any of the foregoing is fixed, appropriate and proportionate adjustments shall be made to the Merger Consideration and the Distribution Schedule.

2.2 Effect on Company Stock Options and Company Stock Equivalents.

(a) Prior to the Closing, the board of directors of the Company shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting of each unexpired and unexercised Company Stock Option shall be accelerated in full such number of days prior to the Effective Time as is determined by the board of directors of the Company and each unexpired and unexercised Company Stock Option shall be cancelled and retired and cease to exist effective as of the Effective Time. Following the Effective Time, no Company Stock Options shall be outstanding and any Company Stock Options outstanding immediately before the Effective Time shall be null and void and not be exercisable by any optionee or benefitting Stockholder, the Company, the Surviving Corporation or the Parent. The holders of the Company Stock Options shall cease to have any further right or entitlement to acquire shares of Company Common Stock.

(b) Immediately prior to the Effective Time, any Company Stock Equivalents then outstanding shall terminate and cease to be outstanding. Following the Effective Time, no Company Stock Equivalents shall be outstanding and any Company Stock Equivalents outstanding immediately before the Effective Time shall be null and void and not be exercisable, convertible or exchangeable by any Stockholder, the Company, the Surviving Corporation or the Parent. The holders of the Company Stock Equivalents shall cease to have any further right or entitlement to acquire shares of Company Capital Stock.

2.3 Exchange of Certificates.

(a) Company shall mail to each holder of record of Company Capital Stock a letter of transmittal in the form attached as Exhibit D (the “Transmittal Letter”) prior to the Closing Date, but, in any event, within two (2) Business Days following the Closing Date. Upon surrender to Parent of a certificate or certificates representing all of such Company Stockholder’s outstanding shares of Company Capital Stock (collectively, “Certificates”), together with a duly executed Transmittal Letter, (i) such Company Stockholder shall be entitled to receive a right to the Merger Consideration, subject to adjustment as provided herein and if and when payable in accordance with the terms of this Agreement, in accordance with the Distribution Schedule less the Holdback Amount allocable to such Company Stockholder and (ii) Parent shall reasonably promptly deliver (and in any event within ten (10) Business Days) certificates representing the shares of Parent Common Stock representing the Closing Consideration with respect to such Company Stockholder, issuable pursuant to Section 2.1, as of the Effective Time in respect of the Company Capital Stock (other than Dissenting Shares) and as set forth in the Distribution Schedule.

(b) The Holdback Amount shall be available to the Parent to satisfy any amounts owed to the Parent pursuant to the Stockholders’ indemnification obligations pursuant to Article IX). On the fifth Business Day following the Ending Date (the “Release Date”), Parent shall release the amount of shares of Parent Common Stock then comprising the Holdback Amount, less the number of shares of Parent Common Stock comprising the Holdback Amount then subject to any indemnification claims pursuant to Article IX.

(c) In the event of any stock split, combination, reclassification, stock dividend or similar capitalization change with respect to Parent Common Stock prior to the Release Date, or if a record date with respect to any of the foregoing is fixed, appropriate and proportionate adjustments shall be made to the Parent Common Stock comprising the Holdback Amount.

(d) None of Parent, Merger Sub or the Company shall be liable to any Person in respect of any cash or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), the shares of Parent Common Stock issuable, or cash payment determined in accordance with Section 2.1(a), in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interests of any Person previously entitled thereto.

2.4 Parent Common Stock.

(a) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate(s) so surrendered shall be properly endorsed for transfer (or accompanied by an appropriate instrument of transfer) and shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that any such taxes have been paid or are not applicable.

(b) Notwithstanding any other provision of this Article II, no fractional shares of Parent Common Stock will be issued and any fraction of a share shall be rounded down to the nearest whole number.

2.5 Distributions with Respect to Unexchanged Shares of Company Capital Stock. Notwithstanding any other provisions of this Agreement, no dividends or other distributions on shares of Parent Common Stock shall be paid with respect to any share of Company Capital Stock or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable Laws, following surrender of any such Certificate there shall be paid to the holder of certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon. No holder of unsurrendered Certificates shall be entitled, until the surrender of such Certificate, and subject to the other restrictions contemplated by this Agreement, to vote the shares of Parent Common Stock which such holder shall have the right to receive pursuant to this Article II.

2.6. No Further Ownership Rights in Company Capital Stock. The payment of the Merger Consideration, subject to adjustment as provided herein and if and when payable in accordance with the terms of this Agreement, in respect of each share of Company Capital Stock owned by the Company Stockholders shall be deemed to have been paid in full satisfaction of all rights pertaining to each such share of Company Capital Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

2.7 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the disbursement of the Merger Consideration, subject to adjustment as provided herein and if and when payable in accordance with the terms of this Agreement, in respect of shares of Company Capital Stock represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to make an affidavit of that fact containing such indemnification provisions as Parent may reasonably deem appropriate, including the posting of a standard bond required by Parent’s transfer agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.

2.8 Dissenters’ Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock held by any Company Stockholder who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such shares of Company Capital Stock in the manner provided in Section 262 of the DGCL or, if applicable, Chapter 13 of the California Corporations Code (“Dissenting Shares”) shall not represent the right to receive the Merger Consideration, subject to adjustment as provided herein and if and when payable in accordance with the terms of this Agreement. If any Company Stockholder shall fail to perfect or shall effectively withdraw or lose such Stockholder’s right to appraisal and payment under the DGCL or California Corporations Code, as the case may be, each share of Company Capital Stock held by such Company Stockholder shall thereupon, in accordance with and subject to the provisions set forth in this Article II, represent the right to receive the Merger Consideration, subject to adjustment as provided herein and if and when payable in accordance with the terms of this Agreement.

(b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other communications received by the Company in connection with any demands for appraisal. The Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any such demands. Parent shall have the right, subject to acting reasonably and in good faith, to control all negotiations and proceedings with respect to demands for appraisal, including the right to settle any such demands subject to the approval of the Stockholders’ Representative, such approval not to be unreasonably withheld. To the extent that Parent or the Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to recover under Article IX hereof (i) the aggregate amount by which such payment exceeds the Merger Consideration, subject to adjustment as provided herein and if and when payable in accordance with the terms of this Agreement, to which the holders of such Dissenting Shares were entitled and (ii) any other reasonable costs and expenses, including reasonable attorney fees and expenses, incurred in connection with investigating, defending and settling such demands for appraisal (the amounts in clauses (i) and (ii) collectively, “Dissenting Share Payments”).

2.9 Withholding. Parent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. Parent shall timely remit to the appropriate Governmental Entity any and all amounts so deducted or withheld and timely file all Tax Returns and provide to such holder such information statements and other documents required to be filed or provided under applicable Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Dissenting Shares in respect of which such deduction and withholding was made by Parent.

2.10 Exemption from Registration; Lock-Up and Voting.

(a) The shares of Parent Common Stock to be issued in connection with the Merger shall be issued in a transaction exempt from registration under the Securities Act, by reason of Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom. The certificates issued by Parent with respect to the shares of Parent Common Stock issued hereunder shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities laws and Blue Sky laws. The Stockholder Agreement to be executed by each Stockholder set forth on Schedule 1.1(b) hereto shall contain appropriate representation with respect to their accredited status under Rule 506 of the Securities Act. It is acknowledged and understood that Parent is relying on the written representations made by each such Stockholder in the Stockholder Agreements.

(b) The shares of Parent Common Stock to be issued in connection with the Merger shall be subject to the transfer and voting restrictions and proxy as set forth in the Stockholder Agreements. The certificates issued by Parent with respect to the shares of Parent Common Stock issued hereunder shall be legended as follows:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS, VOTING AGREEMENTS AND IRREVOCABLE PROXY PURSUANT TO A STOCKHOLDERS AGREEMENT DATED AS OF FEBRUARY 7, 2014, BY AND AMONG THE COMPANY AND CERTAIN OF THE COMPANY’S STOCKHOLDERS. A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED AND THE COMPANY HAS NO OBLIGATION TO REGISTER THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE WITH THE SECURITIES EXCHANGE COMMISSION OR ANY STATE OR LIST THE SHARES WITH ANY SECURITIES EXCHANGE.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent that each statement contained in this Article III is true and correct as of the date hereof, except where another date is used or except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III (the “Company Disclosure Schedule”).

3.1 Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or assets or the nature of its activities require such licensing or qualification, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company to be so qualified or in good standing, would not have a Material Adverse Effect on the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. The Company is not in default under or in violation of any provision of its Organizational Documents. The minutes and consents of the board of directors of the Company the Stockholders that have been delivered to Parent are true, correct and complete copies and constitute copies of all such minutes and consents of the Company since the inception thereof.

3.2 Authority and Enforceability.

(a) The Company has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, each of the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no other action is necessary on the part of the Company to authorize this Agreement, any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby, subject to the receipt of the Required Company Stockholder Vote. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the Parent and the other parties thereto, this Agreement and each of the Ancillary Agreements constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b) The board of directors of the Company, has determined by unanimous approval of all directors that (i) the Merger is fair, from a financial point of view, to the Stockholders and is in the best interests of the Company, and (ii) to unanimously recommend that the Stockholders vote in favor of the Merger, this Agreement and the transactions contemplated thereby and hereby.

(c) The Merger requires the affirmative vote of (i) a majority of Common Stock and Preferred Stock voting together as a single class, and (ii) eighty-five percent (85%) of the outstanding Preferred Stock, voting together as a single separate class (the “Required Company Stockholder Vote”). Other than the Required Company Stockholder Vote, no other vote of any holders of common stock, options, warrants, bonds, debentures, notes, other indebtedness or other securities of the Company is required under Law, the Company’s Organizational Documents or otherwise in order to consummate the Merger. The Company is not subject to Section 2115 of the California Corporations Code.

3.3 No Subsidiaries. The Company has no Subsidiaries. The Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Company does not otherwise control directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 80,000,000 shares of Company common stock (the “Company Common Stock”), of which 2,094,000 shares are issued and outstanding as of the date hereof, and (ii) 55,154,400 shares of Preferred Stock (the “Company Preferred Stock”), (1) 6,000,000 of which are designated Series A Preferred Stock, 6,000,000 of which are issued and outstanding as of the date hereof, (2) 28,888,889 of which are designated Series B-1 Preferred Stock, 28,888,889 of which are issued and outstanding as of the date hereof, (3) 9,090,909 of which are designated Series B-2 Preferred Stock, 9,090,909 of which are issued and outstanding as of the date hereof, (4) 8,888,888 of which are designated Series C-1 Preferred Stock, 8,888,888 of which are issued and outstanding as of the date hereof and (5) 2,285,714 of which are designated Series C-2 Preferred Stock, 2,285,714 of which are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Common Stock and Company Preferred Stock (collectively, the “Company Capital Stock”) have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws.

(b) All outstanding shares of Company Capital Stock (the “Shares”) are held as of the Closing Date by the Stockholders with the domicile addresses and in the amounts set forth on the Distribution Schedule, which is a true, correct and complete list of all holders of Shares. Such Stockholders own of record and, to the Knowledge of the Company, beneficially all the outstanding Shares, each of them so owning the number of Shares set forth opposite such Stockholder’s name on the Distribution Schedule.

(c) The Company has outstanding warrants to purchase 13,067,820 shares of the Company’s Common Stock (collectively, the “Company Warrants”).

(d) The Company has duly reserved 5,750,000 shares of Company Common Stock for future issuance pursuant to the Company Stock Option Plan, of which Company Stock Options to purchase 4,024,500 shares of Company Common Stock are outstanding as of the date hereof. The Company has provided to Parent a report dated as of the date hereof that sets forth with respect to each Company Stock Option that is outstanding as of such date: (i) the name of the holder of such Company Stock Option; (ii) the date on which such Company Stock Option was granted; (iii) the term of such Company Stock Option; (iv) the total number of shares of Company Common Stock that were originally subject to such Company Stock Option and the total number of shares of Company Common Stock that remain subject to such Company Stock Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (vi) whether such Company Stock Option has been designated an “incentive stock option” as defined in section 422 of the Code. The Company has delivered to Parent accurate and complete copies of (A) its standard form of option agreement, (B) any option agreement which deviates in any material respect from the standard form of option agreement and (C) the Company Stock Option Plan. No other stock option plan or other equity based compensation plan is currently in effect, and there are no shares of Company Capital Stock reserved for issuance under any other equity based compensation plan. Other than as set forth in this Section 3.4(d) or Section 3.4(d) of the Company Disclosure Schedule, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(e) None of the Company Capital Stock, Company Warrants, Company Stock Options, Company Stock Equivalents were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. The Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, and there are no such agreements to which the Company is not a party.

(f) Except for Company Warrants and Company Stock Options, there are no other options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or other securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(g) There are no agreements or other commitments which relate to the registration, sale or transfer of any securities of the Company (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights). Other than the Stockholders’ Agreements, there are no voting trusts, proxies, or other agreements or understandings with any equity securities of the Company.

(h) There are no, and at the Closing there will not be, accrued or unpaid dividends on shares of Company Capital Stock.

3.5 No Conflicts; Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party does not, the performance by the Company of any of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of the Company, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination or cancellation), impose additional obligations (including without limitation, payment obligations) or result in a loss of any rights, or require a consent or the delivery of notice, under any Company Contract, Law or Permit applicable to the Company or to which the Company is a party or a beneficiary or otherwise subject, or in respect of any Company Intellectual Property, or (iii) result in the creation of any Liens upon any asset owned or used by the Company.

(b) No Permit or Order of, with, or to any Person is required by the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

3.6 Financial Statements; No Liabilities.

(a) Complete and accurate copies of the (i) audited consolidated financial statements consisting of the consolidated balance sheet of the Company as of December 31, 2012 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the year then ended (the “Audited Financial Statements”) and (ii) unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company as of November 30, 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eleven-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are set forth in Section 3.6(a) of the Company Disclosure Schedule. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material in amount) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements were prepared from the Books and Records (which are complete and accurate in all material respects) of the Company, and fairly present, in all material respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. No financial statements of any Person other than the Company are (A) required by GAAP to be included in the Financial Statements or (B) included in the Financial Statements.

(b) The Company has no Liabilities except (i) those which are adequately reflected or reserved against in the Financial Statements, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since December 31, 2012 and which are not, individually or in the aggregate, material in amount. There are no Liens on any capital stock (or other equity interests), assets or properties of the Company. The Company has no liabilities that would be considered “off-balance-sheet” for GAAP purposes, including operating leases or guarantees of debt.

(c) The Company is not aware of any claims that would require the Company to incur costs under its various indemnification agreements.

3.7 Taxes.

(a) All income Tax Returns and other material Tax Returns required to be filed by or with respect to the Company have been duly and timely filed, and each such Tax Return correctly and completely reflects Liabilities for Taxes and all other information required to be reported thereon in all material respects. All Taxes owed by the Company have been timely paid. The Company has adequately provided for, in their books of account and related records, Liabilities for all unpaid Taxes (that are current Taxes not yet due and payable) with respect to all periods through the date thereof in accordance with GAAP.

(b) There is no action or audit currently proposed in writing, or, to the Knowledge of the Company, threatened or pending against the Company. The Company is not the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that the Company must file Tax Returns in such jurisdiction. There are no Liens (other than Permitted Liens) on any of the assets or properties of the Company with respect to Taxes.

(c) The Company has withheld and timely paid all Taxes required to have been withheld or paid and has complied with all information reporting and backup withholding requirements in all material respects, including maintenance of required records with respect thereto.

(d) There is no dispute or claim concerning any Liabilities for Taxes with respect to the Company, for which written notice has been provided, or, to the Knowledge of the Company, which is asserted or threatened, or which is otherwise known to the Company. Section 3.7(d) of the Company Disclosure Schedule (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 2010, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. The Company has delivered or otherwise made available to the Parent correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company. The Company has not waived any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to Taxes has been granted with respect to the Company that is still in effect.

(e) The Company is not nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company has not participated in nor cooperated with an international boycott as defined in Section 999 of the Code. The Company has never been a party to a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(f) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any employee or other service provider of Company or any Affiliate of the Company (or any other entity treated as a member of Company’s affiliated group for purposes of Section 280G(d)(5) of the Code), including arrangements contemplated by this Agreement, that, considered individually or in the aggregate with any other such agreements, plans, arrangements or other contracts in existence as of the date of this Agreement, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or similar provisions of applicable law. There is no agreement, plan, arrangement or other contract by which the Company or any of its Affiliates is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code. Section 3.7(f) of the Company Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date of this Agreement.

(g) Deferred Compensation. No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company or any of its Affiliates are deferred compensation arrangements subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company or any of its Affiliates makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. Section 3.7(g) of the Company Disclosure Schedule lists each 409A Plan under which the Company or any of its Affiliates makes, is obligated to make or promises to make, payments. No compensation shall be includable in the gross income of any current or former employee, director, or consultant of the Company or any of its Affiliates as a result of the operation of Section 409A of the Code and no payment to be made under any 409A Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code.

(h) Except for customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes, the Company is not a party to, a beneficiary of or subject to, any Tax allocation or sharing agreement or otherwise has any Liabilities for the Taxes of any Person. The Company is not a party to, a beneficiary of or is subject to, any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(i) Notwithstanding any other provision of this Agreement, the Company makes no representations or warranties in respect of the existence, amount or usability of any net operating loss carryforward and carryback, capital loss carryforward and carryback or research credit carryforward and carryback.

3.8 Compliance with Law; Permits.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth each Order entered, issued or rendered by any Governmental Entity to which the Company, its business or its properties or assets is subject.

(b) The Company has conducted, and is conducting, its business in compliance in all material respects with all applicable Laws.

(c) The Company has obtained, owns, holds or lawfully uses all Permits which are necessary for it to conduct its business as currently conducted, or by which any of the properties or assets owned or used by the Company is subject, free and clear of all Liens (other than Permitted Liens). Each such Permit is valid and in full force and effect and is listed on Section 3.8(c) of the Company Disclosure Schedule.

(d) The Company has not received written notice regarding any (x) violation of, conflict with, or failure to conduct its business in compliance with, any applicable Law or Permit or (y) any termination, revocation, cancellation, suspension or other impairment or modification of, any Permit. The Company is not in default (or received notice of any claim of default) with respect to any Permit.

(e) To the Knowledge of the Company, the Company has adhered to all requirements necessary to retain title to all subject inventions conceived of or first reduced to practice by Company under Government Contracts, Government Grants, sub grants under Government Grants, and procurement contracts under either Government Grants or sub grants under Government Grants and avoid the exercise of march-in rights by a Governmental Entity, in each case where the relevant Governmental Entity is the United States federal government, or an agency or department thereof. The Company has not received written notice from a Governmental Entity asserting that the Company has acted or failed to act in a manner that would entitle a Governmental Entity to revoke a Patent license, result in the exercise of march-in rights by a Governmental Entity or require the Company to assign title in such a subject invention to the Governmental Entity.

(f) The Company has not received any written notices or other written correspondence or, to the Knowledge of the Company, oral correspondence or oral notices from any Governmental Entity, institutional review board, independent ethics committee, data safety monitoring committee, or other oversight body with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination or suspension or material modification of such studies or tests and, to the Knowledge of the Company, there are no facts that would reasonably give rise to such an action.

(g) The Company has notified all Subcontractors of their duties and responsibilities under the applicable Government Contracts, and has incorporated all provisions required by the applicable Government Contracts to be flowed down to any subcontracts, (ii) to the Knowledge of the Company, all Subcontractors have complied in all material respects with the requirements in the applicable Government Contracts and Government Bids pertaining to submission of information in the System for Award Management, the Federal Awardee Performance and Integrity Information System, the Central Contractor Registration, the Online Representations and Certifications Application, and any other government repository for procurement contractor information and all such submissions are accurate and complete in all material respects, (iii) to the Knowledge of the Company, no Subcontractor has been excluded from participation in federal contracts or awards, and (iv) to the Knowledge of the Company, no Subcontractor has breached or violated in any material respect, or has been in default in any material respect under, the terms of any Government Contract, Government Bid, or any applicable Law pertaining to any Government Contract or Government Bid.

3.9 Grants. The Company is, and has been, in compliance in all material respects with the terms and conditions of all grants, subsidies, incentives, exemptions or other financial assistance (collectively “Grants”) and all cost reports submitted for the Grants were current, accurate and complete in all material respects as of their respective submission dates. The Company has not taken any action or made any omission (including execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement) that would reasonably be expected to lead to the revocation or material modification of any Grant.

3.10 Personal Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all personal properties and assets, in each case with a fair market value in excess of $30,000, that are owned, leased or used by the Company as of the date hereof, specifying whether and by whom such properties and assets are owned or leased and the location of such properties and assets. The Company has good and marketable title to such properties and assets free and clear of all Liens, other than Permitted Liens. With respect to personal properties and assets that are leased by the Company, the Company has a valid leasehold interest in such properties and assets free and clear of all Liens, other than Permitted Liens.

(b) The personal properties and assets that are owned, leased or used by the Company (i) are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects, are usable in the ordinary course of the business and are suitable for the purposes for which they are currently being used or are proposed to be used and (ii) constitute all the personal properties and assets necessary for the conduct of its business as presently conducted.

3.11 Real Property. All Leases for real property to which the Company is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases have been provided to Parent. The Company has paid all rents and service charges to the extent such rents and charges are due and payable under the Leases. The Company does not own any real property.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property (including the owner(s); inventor(s) (if applicable); application, registration, Patent or other identifying number under which such Registered Intellectual Property is identified; application or registration/issue date; and jurisdiction). Except for those Patents identified in Section 3.12(a) of the Company Disclosure Schedule as being jointly owned by the Company and another Person, the Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property, free and clear of all Liens, other than (i) Permitted Liens and (ii) the licenses granted by the Company under the agreements listed in Section 3.12(d) of the Company Disclosure Schedule.

(b) With respect to any of the Registered Intellectual Property owned or purported to be owned by the Company which the Company has not determined to abandon in its reasonable business judgment as such abandonment is identified in Section 3.12(a) of the Company Disclosure Schedule, the Company (i) has timely satisfied all final deadlines for prosecuting any applications or maintaining any registrations or Patents (including timely payment of any maintenance, renewal or related fees) with the relevant Governmental Entity; and (ii) has taken all other actions with any Governmental Entity required to maintain its validity and effectiveness. Section 3.12(b) of the Company Disclosure Schedule contains a complete and accurate list of all actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date with respect to any of the Registered Intellectual Property, including the payment of any filing, examination, registration, maintenance, renewal and other fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Registered Intellectual Property, in each case in accordance with applicable Law. The Company is listed as one of the record title owners in the records of the relevant Governmental Entity for Registered Intellectual Property owned by the Company as set forth in Section 3.12(a) of the Company Disclosure Schedule that has not been abandoned by the Company. To the Knowledge of the Company, all such Registered Intellectual Property will be valid and enforceable upon issuance by the relevant Governmental Entity. To the Knowledge of the Company, the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any such Registered Intellectual Property (other than Registered Intellectual Property which the Company has determined to abandon in its reasonable business judgment as such abandonment is identified in Section 3.12(a) of the Company Disclosure Schedule).

(c) Section 3.12(c) of the Company Disclosure Schedule identifies all Licensed Intellectual Property and the relevant Contract pursuant to which Company obtained a license to the Licensed Intellectual Property (except for “shrink-wrap,” “click-wrap” and/or similar commercially available end-user licenses, each of which has incurred license fees of less than $10,000 annually). The Company has a valid, legally enforceable right to use, license, practice and otherwise exploit all Licensed Intellectual Property in accordance with the Contracts under which the same has been licensed to the Company.

(d) Section 3.12(d) of the Company Disclosure Schedule: (i) lists all licenses, sublicenses, and other agreements pursuant to which the Company authorizes a third party to use, practice any rights under, co-exist with, or grant sublicenses with respect to any Company Intellectual Property (including on such list, whether such license is exclusive or non-exclusive) but excluding any standard customer or client agreements entered into by the Company in the ordinary course of business on Company’s standard forms of agreements; and (ii) identifies any material alterations to standard customer or client agreements of the Company and circumstances surrounding such alteration. Neither the Company nor, to the Knowledge of the Company, the other party to any such licenses, sublicenses or other Contracts is in breach thereof.

(e) To the Knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the operation of the Company’s businesses as they are currently conducted and, in connection with the Company’s products as currently being developed (including without limitation, AIR001), as proposed to be conducted. Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, the Company’s right to use the Licensed Intellectual Property (excluding “shrink-wrap,” “click-wrap” and/or similar commercially available end-user licenses, each of which has incurred license fees of less than $10,000 annually) will not be lost, altered, impaired, reduced or limited, in each case by virtue of the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

(f) No aspect of the Owned Intellectual Property, the Company’s products or services, or the operation of the Company’s business as currently conducted or, in connection with the Company’s products as currently being developed (including without limitation, AIR001), as proposed to be conducted, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property (other than Patents) of any Person or, to the Knowledge of the Company, any Patents of any Person. The Company has not received any written notice from any Person that any of the Owned Intellectual Property, any Company product or service, or the operation of the Company’s business as currently conducted infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any Person.

(g) To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property or Licensed Intellectual Property that is exclusively licensed to the Company and no infringement, misappropriation, dilution or similar claims are pending or threatened in writing against any Person by the Company.

(h) None of the Owned Intellectual Property, and to the Knowledge of the Company, none of Licensed Intellectual Property that is exclusively licensed to the Company, is subject to any outstanding Order, including any Order restricting Company’s rights under such Intellectual Property.

(i) Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, the Company has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or violation of any Intellectual Property, other than such indemnification obligations to the Company’s customers contained in customer agreements entered into by the Company in the ordinary course of business.

(j) None of the Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property exclusively licensed to the Company has been or is now involved in any interference, reissue, reexamination, cancellation or opposition proceeding in the United States Patent and Trademark Office or any other Governmental Entity and no such Action has been threatened in writing.

(k) Except as set forth on Section 3.12(k) of the Company Disclosure Schedule, (i) all current and former employees, consultants and contractors of the Company who have or had access to Company confidential and proprietary information or have been involved in the creation, development or conception of any Owned Intellectual Property or Company products have executed and delivered and, to the Knowledge of the Company, are in compliance with, enforceable written agreements under which they have (A) agreed to maintain the confidentiality of the Company Know-How and (B) assigned to the Company all Intellectual Property conceived or developed by such employees, consultants, or contractors and, where applicable, acknowledged that works to which they contributed were “works made for hire” and (ii) no Affiliate or current or former partner, director, stockholder, member, officer, employee, consultant or contractor of the Company will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Company Intellectual Property in the conduct of their business. To the Knowledge of the Company, no current or former employee, consultant, or contractors of the Company or any other person has any right, claim or interest to any of the Owned Intellectual Property.

(l) To the Knowledge of the Company, the Company has at all times complied in all material respects with (i) all applicable Laws relating to privacy, data protection, and the collection, use, storage, disclosure, processing, and disposal of personal information collected, used, or held for use by or on behalf of the Company in the conduct of its business; and (ii) all Contracts (or portions thereof) between the Company and vendors, marketing affiliates, and all other customers and business partners, that are applicable to the collection, use, disclosure and security of personal data, including data that can reasonably identify an individual (“Privacy Agreements”). Without limiting the foregoing, the Company is in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the Health Information Technology for Economic and Clinical Health Act, as amended, as well as the implementing regulations thereunder (collectively, “HIPAA”). References to “Laws” shall include but not be limited to HIPAA. The Company has delivered to Parent accurate and complete copies of all of the Privacy Agreements.

(m) The Company currently does not nor has it in the past collected personal data through any publicly posted website. No Action has been asserted or, to the Knowledge of the Company, threatened against the Company alleging (A) a violation of any Person’s privacy or personal information or data rights; (B) a violation of any applicable privacy Laws; or (C) otherwise constitutes an unfair, deceptive, or misleading trade practice. The consummation of the transactions contemplated in this Agreement will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, information security, or the collection, use, storage or disposal of personal information collected, used, or held for use by the Company in the conduct of their business.

(n) At all times, the Company has taken commercially reasonable steps to ensure that all personal data in its possession or control is protected against damage, loss, and against unauthorized access, use, modification, disclosure or other misuse, including, without limitation, unauthorized access by third persons, including the Company’s employees and contractors. There has been no unauthorized access, use, or disclosure of personal data in the possession or control of the Company, and, to the Company’s Knowledge, any of its contractors with regard to any personal data obtained from or on behalf of the Company.

(o) The Company contractually requires all third parties, including vendors, affiliates, and other persons providing services to the Company who have access to or receive personal data from the Company to comply with all applicable privacy Laws, and to use commercially reasonable efforts consistent with best industry practices, applicable law, self-regulatory guidelines, industry standards, and privacy policies to store and secure all personal data to protect against unauthorized access to or use of the personal data.

(p) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality and value of all Company Know-How which is not generally known or reasonably ascertainable and by which the Company can obtain an economic advantage over its competitors (“Trade Secrets”) and the Company has not disclosed any such Trade Secrets to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation by the Company of any Trade Secrets not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Know-How, or is otherwise lawful. The Company has not received any notice from any Person that there has been an unauthorized use or disclosure of any Know-How.

(q) The Company is not now nor has ever been, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that would reasonably be expected to or does require or obligate the Company to grant or offer to any other Person any license or other right to the Owned Intellectual Property.

(r) Except as set forth in Section 3.12(r) of the Company Disclosure Schedule, no funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, any Owned Intellectual Property or, to the Knowledge of the Company, any Licensed Intellectual Property exclusively licensed to the Company. With respect to the disclosures in Section 3.12(r) of the Company Disclosure Schedule, Company has with respect to the relevant Company Owned Intellectual Property, and, to the Knowledge of the Company, the owner of relevant Licensed Intellectual Property exclusively licensed to the Company has, (i) timely made all required disclosures regarding any “subject inventions” as defined under 37 CFR 401.14(a) resulting from or conceived during the development of any portion of any Company Owned Intellectual Property or Licensed Intellectual Property exclusively licensed to the Company, respectively, developed under a Contract with any Governmental Entity such that the Governmental Entity does not have the right to take or claim title to such “subject inventions” and (ii) timely made all required disclosures (on the appropriate Governmental Entity schedule) of all technical data and technical information resulting from the development of any portion of any Company Intellectual Property or Licensed Intellectual Property exclusively licensed to the Company, as applicable, developed under any Contract with any Governmental Entity in which the Governmental Entity has unlimited, limited, restricted, government purpose or specifically negotiated rights. The Company has marked the technical data, and other proprietary information that it has provided to any Governmental Entity in compliance with all applicable legal requirements, and for each Government Contract or government subcontract containing a patents rights clause, the Company has reported and elected to retain the title to all patentable inventions that were conceived or reduced to practice under any such Government Contract or government subcontract in accordance with the requirements of the applicable patent rights clause. No contractual right exists for any U.S. Government customer to take title to any Company Intellectual Property, or, to the Knowledge of the Company, any Licensed Intellectual Property exclusively licensed to the Company, nor has any U.S. Government customer communicated to the Company the customer’s intent to take title to or actual transfer of title to any Company Intellectual Property.

3.13 Absence of Certain Changes or Events.

(a) Since November 30, 2013, no event, change, condition or state of facts or circumstances exists or has occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Without limiting the generality of this Section 3.13, since December 31, 2012 the Company has conducted its business in the ordinary course, consistent with past practice, and the Company has not:

(i) declared, set aside or paid any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

(ii) delayed or postponed the payment of accounts payable or other Liabilities, in each case, outside the ordinary course of business, consistent with past practice, made any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP), changed, or made, any material Tax election, changed any Tax accounting method or settled any material claim for Taxes or written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or revalued any of their respective assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP; or

(iii) made any capital expenditure or commitment for any capital expenditure in excess of $30,000.

(c) Without limiting the generality of this Section 3.13, since November 30, 2013 the Company has conducted its business in the ordinary course, consistent with past practice, and the Company has not:

(i) adopted any amendment to the Organizational Documents of the Company;

(ii) (A) except in the ordinary course of business consistent with past practice, cancelled, materially modified, terminated or granted a material waiver or release of any Permit, Company Contract or given any consent or exercised any material right thereunder or (B) entered into any Contract which would be a Company Contract in effect on the date hereof;

(iii) suffered any material damage, destruction or Loss with respect to any of its properties or assets, whether or not covered by insurance;

(iv) entered into any severance or termination arrangement with any employee;

(v) acquired, sold, transferred, conveyed, leased, subleased or otherwise disposed of any businesses or any properties or assets that have a fair market value in excess of $30,000 (whether by merger, consolidation or otherwise);

(vi) (A) mortgaged, pledged or permitted to become subject to Liens any properties or assets of the Company, (B) paid any principal of or interest on any Indebtedness before the required date of such payment, cancelled any Indebtedness or waived of any claims or rights with respect to any Indebtedness, or (C) failed to pay any creditor any amount owed to such creditor when due;

(vii) taken any action that would constitute a “mass lay-off,” a “mass termination,” or a “plant closing,” or which would otherwise trigger notice requirements under any applicable Law concerning reductions in force, such as the WARN Act, or any similar federal, state, local or foreign Law in any applicable jurisdiction;

(viii) waived, released, assigned, settled or compromised any material claims, settle any proceeding or initiated proceeding; or

(ix) authorized, or entered into any Contract to do, any of the foregoing.

3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which the Company is a party or a beneficiary or by which the Company or its assets are subject:

(i) Contracts for the purchase or lease of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) aggregate annual payments by the Company in excess of $30,000 or (B) aggregate payments by the Company in excess of $30,000, other than clinical site agreements (provided that such clinical site agreements are, other than immaterial changes, in the form provided to Parent);

(ii) Contracts (A) for the sale by the Company of materials, supplies, goods, services, equipment or other assets, and that involve a specified annual minimum dollar sales amount in excess of $30,000 or (B) pursuant to which the Company received payments or reasonably expects to receive payments in excess of $30,000 for the year ended December 31, 2013, or (C) pursuant to which the Company reasonably expects to receive payments in excess of $30,000 in the year ended December 31, 2014;

(iii) Contracts requiring the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” or other minimum purchase requirements provisions;

(iv) partnership, joint venture or similar Contracts;

(v) employment, severance, stay, bonus, termination, change in control, currently active consulting Contracts or similar Contracts;

(vi) Contracts containing covenants not to compete or other covenants restricting or purporting to restrict the right of the Company or their Affiliates to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, or granting any exclusive distribution rights, in any market, field or territory;

(vii) Contracts with any Stockholder or any Affiliate or family member of any Stockholder or the Company;

(viii) notes, debentures, bonds, equipment trusts, letters of credit, loans or other Contracts for or evidencing Indebtedness or the lending of money;

(ix) Contracts (including keepwell agreements) under which (A) any Person has directly or indirectly guaranteed Indebtedness or Liabilities of the Company or (B) the Company has directly or indirectly guaranteed Indebtedness or Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice);

(x) Contracts under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xi) Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business, or other asset or property of the Company or any predecessor Person (other than Contracts entered into in the ordinary course of business);

(xii) Contracts under which there is a continuing obligation to pay any “earn out” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets;

(xiii) powers of attorney or similar instruments;

(xiv) Contracts with any Governmental Entity (“Government Contracts”);

(xv) swap, option, forward, future or other commodities, hedging or derivatives Contracts;

(xvi) all licenses related to Licensed Intellectual Property (except for “shrink-wrap,” “click-wrap” and/or similar commercially available end-user licenses, each of which has incurred license fees of less than $10,000 annually);

(xvii) all licenses, sublicenses, and other agreements pursuant to which the Company authorizes a third party to use, practice any rights under, co-exist with, or grant sublicenses with respect to any Company Intellectual Property (including on such list, whether such license is exclusive or non-exclusive); and

(xviii) Contracts that are otherwise material to the Company or were entered into outside the ordinary course of business and not previously disclosed pursuant to this Section 3.14(a).

The Contracts required to be listed on Section 3.14(a) of the Company Disclosure Schedule, together with the Real Property Leases, Intellectual Property Contracts and Policies, are collectively referred to herein as the “Company Contracts”. The Company has delivered complete and accurate copies of each Company Contract (including all amendments, modifications, extensions and renewals thereof and related notices and agreements thereto) to the Parent.

(b) (i) Each Company Contract is in full force and effect and valid and enforceable against the Company in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (B) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law, (ii) the Company has complied with and is in compliance with, and to the Knowledge of the Company, all other parties thereto have complied with and are in material compliance with, the provisions of each Company Contract, (iii) to the Knowledge of the Company, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Company Contract, and the Company has not given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured, and (iv) other than the transactions contemplated by this Agreement, to the Knowledge of the Company, no event has occurred which with or without the giving of notice or lapse of time, or both, could violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Company Contract.

3.15 Litigation. There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”), (i) pending or, to the Knowledge of the Company, threatened against the Company, its business or its properties or assets or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. To the Knowledge of the Company, no event has occurred or circumstances exist that does or could result in or serve as a basis for any such Action. There is no unsatisfied judgment, penalty or award against the Company or affecting its assets or properties.

3.16 Employee Benefits.

(a)Section 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list of each (x) “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by the Company or to which the Company contributes or for which the Company has or may have any liability, contingent or otherwise, and (y) any other benefit arrangement, obligation or practice to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents or independent contractors, that is maintained or sponsored by the Company or to which the Company contributes or for which the Company has or may have any liability, contingent or otherwise, including, without limitation, bonus, nonqualified deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change of control, disability, workers’ compensation, death benefit, hospitalization, medical, fringe benefit, excess benefit, executive compensation, stock appreciation, restricted stock, indemnification, collective bargaining agreement, vacation pay, sick leave, severance policies or arrangements, or tuition reimbursement (each a “Benefit Plan”, and collectively, “Benefit Plans”).

(b) The Company has delivered or made available complete and accurate copies of the following documents (in each case, as applicable) to the Parent with respect to each Benefit Plan (i) the current plan document and any amendments thereto, (ii) the trust agreement (and all amendments thereto and the latest financial statements thereof), (iii) a written description of any Benefit Plan that is not set forth in a written document, (iv) the most recent summary plan description together with any summary or summaries of material modifications thereto, (v) the most recent determination, advisory and/or opinion letter, as applicable, from the IRS covering such Benefit Plan, (vi) the annual reports (Form 5500 Series and all schedules and financial statements attached thereto) covering such Benefit Plan for each of the last three (3) years and (vii) all Contracts relating to such Benefit Plan, including service provider agreements, insurance contracts, investment management agreements, and recordkeeping agreements.

(c) Except as set forth on Section 3.16(c) of the Company Disclosure Schedule, the Company does not have any obligation to provide post-employment benefits or coverage in the nature of health, life or disability insurance to any Person, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state legal requirement at the sole expense of the participant.

(d) The Company does not maintain, sponsor, participate in, contributes or is required to contribute to, or has ever maintained, established, sponsored, participated in, or contributed or been required to contribute to, or has any liability with respect to (i) any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or (iv) any plan maintained by more than one employer as described in Section 413(c) of the Code. No event has occurred, and no circumstance exists that has given or would reasonably be expected to result in any liability to the Company under Title IV of ERISA or Section 412 of the Code.

(e) There has been no “prohibited transaction” (within the meaning of Section 406 and 407 of ERISA and Section 4975 of the Code and that would not be exempt under Section 408 of ERISA and the regulatory guidance thereunder) with respect to any Benefit Plan.

(f) Except as set forth on Section 3.16(f) of the Company Disclosure Schedule, (i) each Benefit Plan has been operated and administered, and as of the date hereof is being operated and administered, in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, HIPAA, and COBRA, and in each case the regulations thereunder, (ii) to the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, and (iii) for each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof. To the knowledge of the Company, no Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other governmental authority, and no matters are pending with respect to any Benefit Plan under any IRS program. All material reports, returns and similar documents required to be filed with any governmental authority or distributed to any Benefit Plan participant have been timely filed or distributed.

3.17 Labor and Employment Matters. The Company has 7 employees and 18 consultants. The Company has complied in all material respects with all Law, Contracts, and other sources of enforceable rights with respect all labor and employment practices, including employee benefits; immigration; non discrimination; collective bargaining; and occupational safety and health; the payment of compensation, minimum wages, hours, and/or overtime; the identification of particular employees and/or job classifications as “exempt” and/or “non-exempt” for purposes of such obligations; compensation for breaks, meal periods, periods before and after work, and other periods at or away from work; and any and all other matters involving compensation or benefits afforded or not afforded to employees, contractors and/or consultants. All persons who have performed services for the Company while classified as independent contractors have satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so. The Company is not party to or bound by any collective bargaining agreement, no collective bargaining agreement is being negotiated by the Company and the Company does not have any duty to bargain with any labor organization.

3.18 Environmental. The Company is and has been in material compliance with, and has no material Liability under, any and all applicable: (i) Environmental Laws; and (ii) any provisions of any Permits required to be held by the Company pursuant to Environmental Laws.

3.19 Insurance. Section 3.19 of the Company Disclosure Schedule sets forth (a) a list of each insurance policy and fidelity bond which covers the Company, its properties and assets or any director, officer or employee of the Company (the “Policies”) and (b) a list of all pending claims and the claims history for the Company during the current year and the preceding three (3) years (including with respect to insurance obtained but not currently maintained). All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. The Company has not received a written notice of cancellation or termination of any Policy or of any material changes that are required in the conduct of the Company’s business as a condition to the continuation of coverage under, or renewal of, any such Policy. The Company does not have any self-insurance arrangements.

3.20 Affiliate Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule, no Affiliate or family member of any of the Stockholders, or Affiliate or family member of any director, current or former partner, stockholder, officer, employee, consultant, or contractor of the Company is a party to, a beneficiary of or is subject to, any Contract with the Company or has any material interest in any of the properties or assets of the Company, other than indirect interests in such by virtue of their ownership interests in the Company and rights to receive compensation for services performed as an officer, director or employee of the Company. There are no inter-company services provided to the Company by any Affiliate of any of the Stockholders or by any family member of any director, current or former partner, member, manager, stockholder, officer, employee, consultant or contractor or direct or indirect stockholder of the Company (other than services provided by any such Persons as directors, officers or employees of the Company).

3.21 Regulatory Matters.

(a) The Company’s activities in connection with the development of the Company’s products (including, but not limited to, all preclinical and clinical investigations sponsored by the Company and that have been or are intended to be submitted to support regulatory submissions) have been conducted in material compliance with all applicable regulatory requirements of the FDA, including good clinical practices, good manufacturing practices, good laboratory practices, laws governing study subject privacy and confidentiality, and all other applicable Laws. No governmental or regulatory authority has commenced or, to the Knowledge of the Company, threatened to initiate or otherwise alleged that such action may be justified: (i) any action or proceeding asserting any violations of any federal, state or local laws or regulations governing pharmaceutical products or the payment for such products (including, for example, actions under the Food, Drug and Cosmetic Act and similar laws regulating pharmaceutical products; any health care laws such as those regarding government or private payor reimbursement, pricing or rebate reporting, false claims, and other forms of fraud and abuse; and any consumer protection laws); or (ii) to seek exclusion, whether voluntary or otherwise, of the Company or any employee or agent of the Company from participation in any federally or state-funded health care program. In addition, neither the Company nor any of its affiliates or employees has been debarred and is not subject to debarment pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, as amended, nor is it the subject of a conviction described in such Section.

(b) The Company has not (i) made an untrue statement of a material fact or fraudulent statement to the FDA, or any other Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA, or any other Governmental Entity or (iii) committed any other act, made any statement or failed to make any statement that (in any such case) establishes a reasonable basis for the FDA to have scientific integrity concerns that would cause it to defer substantive scientific review of any pending or future submission and/or invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any other Governmental Entity to take a comparable action. The Company nor is not the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or by any other Governmental Entity pursuant to a comparable policy and, to the Knowledge of the Company, there are no facts that would reasonably give rise to such an action.

(c) No claims for liability for death or injury to any Person as a result of any defect in any of the Company’s products, any warranty or recall for any of the Company’s products, or any statutory liability or any liability assessed with respect to any failure to warn arising out of any of the Company’s products, including any claims for liability for death or injury to any Person as a result of any clinical trial conducted with respect to any of the Company’s products have been asserted against the Company or, to the Knowledge of the Company, its licensors in respect of any of the Company’s products.

3.22 Bank Accounts; Powers of Attorney. Section 3.22 of the Company’s Disclosure Schedule sets forth (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto and (b) each outstanding power of attorney with respect thereto executed by or on behalf of the Company in favor of any other Person.

3.23 Brokers. The Company does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.

3.24 Novartis. The Company has no material continuing obligations under that certain Option Agreement (including any merger agreement or other agreement appended thereto or entered into in connection therewith), dated October 29, 2010, as amended on May 9, 2012 and April 15, 2013, by and between Novartis International Pharmaceutical Limited and the Company, which was terminated on November 25, 2013.

3.25 No Misstatements. No representation or warranty made by the Company in this Agreement, the Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that each statement contained in this Article IV is true and correct as of the date hereof, except where another date is used or except as set forth (i) in the written disclosure schedule prepared by Parent which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article IV (the “Parent Disclosure Schedule”) or (ii) in the Company’ s SEC reports filed pursuant to Sections 13(a), 14 and 15(d) of the 1934 Act since January 1, 2013.

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or assets or the nature of its activities require such licensing or qualification, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by Parent or Merger Sub, as applicable, to be so qualified or in good standing, would not have a Material Adverse Effect on Parent or Merger Sub. Each of Parent and Merger Sub is not in default under or in violation of any provision of its Organizational Documents.

4.2 Authority and Enforceability. Each of Parent and Merger Sub has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Parent and Merger Sub and no other action is necessary on the part of the Parent and Merger Sub to authorize this Agreement or any Ancillary Agreement to which it is a party or, except for any Permits that may be required by the NYSE MKT, to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Parent and Merger Sub. Assuming due authorization, execution and delivery by the Stockholders and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes, the valid and binding obligation of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.3 No Conflicts; Consents.

(a) The execution and delivery by the Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by the Parent of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with the provisions of any of the Organizational Documents of the Parent or Merger Sub or (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, suspension, revocation, acceleration, termination or cancellation), imposition of additional obligations or resulting in a loss of any rights or, except with respect applicable NYSE MKT rules and regulations, require a consent or the delivery of notice, under any Contract, Law or Permit applicable to the Parent or Merger Sub or to which the Parent or Merger Sub is a party or a beneficiary or by which the Parent or its assets are subject, except in the case of clause (ii), where such violation, conflict, breach, default, event or other item would not reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements.

(b) Except for any approval by the NYSE MKT, no Permit or Order of, with, or to any Person is required by the Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such Permit or Order would not reasonably be expected to materially impair or delay the ability of the Parent or Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements.

4.4 Public Filing. Parent has filed with the SEC all reports required to be filed by Parent pursuant to Sections 13(a), 14 and 15(d) of the 1934 Act, since January 1, 2013 (collectively, and in each case including all amendments thereto, the “Public Documents”). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the SEC, the Public Documents complied in all material respects with the requirements of the 1934 Act, and none of the Public Documents (including any and all financial statements included therein) as of such dates and as of the date hereof contained or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.5 Financial Statements. Except as set forth in any Public Documents, the financial statements of Parent, including the notes thereto, included in the most recent annual report on Form 10-K and each subsequent quarterly report on Form 10-Q, in each case as amended, if applicable, included in the Public Documents (the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may otherwise not included in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q as permitted by Form 10-Q under the 1934 Act), and (iii) present fairly in all material respects the financial condition and results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments). Except as set forth in the Parent Financial Statements and except as arising hereunder, the Parent has no material Liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that would be required to be reflected on or reserved against in any Parent Financial Statements that are not disclosed, reflected or reserved against in such Parent Financial Statements, except for Liabilities and obligations (i) incurred since September 30, 2013 in the Ordinary Course of Business, or (ii) that would not reasonably be expected to have a Material Adverse Effect on Parent.

4.6 Issuance of Parent Common Stock. The issuance and delivery of Parent Common Stock in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Parent and, when issued as contemplated hereby, such Parent Common Stock shall be duly and validly issued, fully paid and nonassessable. Parent has validly reserved a sufficient number of authorized but unissued shares of Parent Common Stock to pay the Merger Consideration payable by Parent under this Agreement. The Parent Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Encumbrances, other than those contemplated by this Agreement and the Ancillary Agreements and any restrictions on transfer created by applicable securities Laws and will not have been issued in violation of applicable Laws, applicable NYSE MKT or other applicable stock exchange rules or regulations, or any preemptive rights or rights of first refusal or similar rights.

4.7 Absence of Certain Changes. Between September 30, 2013 and the date hereof, there has not been any change in the financial condition, properties, assets, liabilities, business or results of operations of Parent or Merger Sub, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, consistent with past practice, has had or can reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.8 Capital Stock. The authorized capital stock of Parent consists of 500,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001. As of January 20, 2014 there were issued and outstanding 102,710,286 shares of common stock and no shares of preferred stock.

4.9 Absence of Litigation. There are no claims, actions, suits, proceedings pending and neither Parent nor Merger Sub has received any written notice of any governmental investigations, inquiries or subpoenas pending against Parent or Merger Sub, that would prevent, enjoin, alter or materially delay the Merger as described herein and to the Knowledge of the Parent or Merger Sub, none of the foregoing have been threatened in writing against Parent or Merger Sub. Parent and Merger Sub is not subject to any outstanding order, judgment, writ, injunction or decree that could prevent, enjoin, alter or materially delay the Merger, or that would materially interfere with the ability of Parent or Merger Sub to consummate the Merger.

4.10 Capitalization of Merger Sub. Merger Sub is a corporation newly formed by Parent for the sole purpose of effecting the Merger, and has not and will not engage in any activity other than as contemplated in this Agreement. Merger Sub has no liabilities, and is not a party to any Contracts, except as otherwise contemplated by this Agreement. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share, all of which were outstanding as of the date of this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and has been duly authorized, validly issued and is fully paid and nonassessable, and has been issued in compliance with all applicable federal and state securities laws. Other than as set forth in this Section 4.10, there are (i) no other shares of capital stock or voting securities of Merger Sub and (ii) no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate Parent or Merger Sub to issue or sell any shares of capital stock or other securities of Merger Sub or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of Merger Sub, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

4.11 Compliance With Law; Permits. Parent has conducted, and is conducting, its business in compliance in all material respects with all applicable Laws. Parent has obtained, owns, holds or lawfully uses all material Permits which are necessary for it to conduct its business as currently conducted, or by which any of the properties or assets owned or used by Parent is subject, free and clear of all Liens. Each such Permit is valid and in full force and effect, and Parent has not received written notice regarding any (i) violation of, conflict with, or failure to conduct its business in compliance with, any applicable Law or material Permit or (ii) any termination, revocation, cancellation, suspension or other impairment or modification of, any material Permit. Parent is not in default (or received notice of any claim of default) with respect to any material Permit.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Parent, the Company shall:

(a) maintain its corporate existence, pay its debts and taxes when due, pay or perform other obligations when due, and carry on its business in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations and Contracts;

(b) use its reasonable best efforts to preserve intact its present business organization;

(c) maintain its books and records in accordance with current practice, and to use its reasonable best efforts to maintain in full force and effect all Authorizations and Policies;

(d) use its reasonable best efforts to obtain an amendment and waiver (“*** Amendment”) to that certain *** Agreement, dated *** between *** and the Company, which *** Amendment shall be in a form reasonably acceptable to Parent; and

(e) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Company contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and the Company shall use its reasonable best efforts to cause all of the conditions to the obligations of Parent and Merger Sub under this Agreement to be satisfied as soon as practicable following the date hereof.

5.2 Negative Covenants. Except as expressly provided in this Agreement, the Company shall not without the prior written consent of Parent:

(a) adopt or propose any amendment to the Organizational Documents of the Company;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

(c) (i) issue or authorize for issuance any securities, or (ii) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities, other than with respect to the issuance of securities upon the exercise of Company Stock Options or Company Warrants;

(d) mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of the Company;

(e) be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any purchase of all or any substantial portion of the assets or securities of the Company; or

(f) (A) other than file income Tax Returns for calendar year 2012, file any Tax Return or amendment to any Tax Return unless copies of such Tax Return or amendment have first been delivered to Parent for its review and approval at a reasonable time prior to filing, (B) except as required by applicable Law, make or change any material election in respect of Taxes or adopt or change any accounting method in respect of Taxes, or (C) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(g) enter into any severance or termination arrangement with any employee or consultant which include any covenants, obligations or liabilities that will continue or survive on or after the Closing, other than as set forth on Schedule 5.2(g);

(h) incur any Indebtedness, or make any capital expenditures or commit to make any capital expenditures which, in any one case exceeds $10,000 or which in the aggregate exceed $30,000;

(i) enter into or renew any Contract that the Company would have been required to disclose under Section 3.14(a), other than as set forth on Schedule 5.2(i);

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(j) modify any of the Company’s insurance policies in effect on the date of this Agreement;

(k) waive, release, assign, settle or compromise any material claims, settle any proceeding or initiated proceeding;

(l) sell, lease, transfer or assign any material property or assets of the Company, other than as set forth on Schedule 5.2(l);

(m) amend any of the Benefit Plans unless required by applicable Law or requested by Parent;

(n) delay or postpone the payment of accounts payable or other Liabilities, in each case, outside the ordinary course of business, consistent with past practice, make any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP), or write down or write up (or fail to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or revalue any of their respective assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP; or

(o) agree, whether in writing or otherwise, to do any of the foregoing.

5.3 Access to Information. Upon reasonable notice, the Company shall afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Parent Representatives”) reasonable access to and the right to inspect, during normal business hours, all of the properties, assets, records, Contracts and other documents related to the Company, and shall permit them to reasonably consult with the officers, employees, accountants, counsel and agents of the Company for the purpose of making such investigation of the Company as Parent shall reasonably request; provided, however, that Parent shall not interfere with any of the operations or business activities of the Company. The Company shall furnish to Parent all such documents and copies of documents and records and information with respect to the Company and copies of any working papers relating thereto as Parent may reasonably request. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent if such disclosure would, in the reasonable discretion of the Company, (a) cause significant competitive harm to the Company if the transactions contemplated hereby are not consummated, (b) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws.

5.4 Notification of Certain Matters. The Company shall give prompt notice to Parent of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (c) the failure of any condition precedent to Parent’s and Merger Sub’s obligations, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (e) any notice or other communication from any Governmental Entity in connection with the Merger or (f) any Actions commenced relating to the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect any remedies available to Parent or prevent or cure any misrepresentations, breach of warranty or breach of covenant. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising after the delivery of the Company Disclosure Schedule pursuant to this Agreement; provided, however, that such supplements or amendments to the Company Disclosure Schedule shall not be deemed to amend or otherwise modify the Company Disclosure Schedule delivered on the date hereof or the representations and warranties of the Company contained herein or otherwise have any effect on either (i) the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to close hereunder or (ii) the rights of Parent Indemnitees to seek indemnification hereunder for the matters disclosed therein.

5.5 Information Statement; Notice to Company Stockholders.

(a) The Company will prepare an information statement in form and substance reasonably acceptable to Parent (the “Information Statement”) relating to this Agreement and the Merger. The Company shall ensure that the information in the Information Statement (i) will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) complies with applicable Law; provided, however, that the Company makes no representation in this Section 5.5(a) with respect to any information provided by Parent for inclusion in the Information Statement. The Company shall not include any information of or with respect to Parent without the prior written consent of Parent (which shall not be unreasonably withheld). Parent shall ensure that such information included in the Information Statement (i) will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) complies with applicable Law.

(b) As soon as practicable after the date hereof, but not earlier than the later to occur of (i) the second (2nd) Business Day after the date hereof or (ii) the distribution date requested by Parent (which shall not be later than the date the Company is required to provide statutory notices to the Company Stockholders pursuant to applicable Law) (the “Mailing Date”), the Company shall deliver (in any manner permitted by applicable Law) to each Company Stockholder the Information Statement and notice of the Company Stockholders’ approval and adoption of this Agreement and the consummation of the Transactions, together with the notice of dissenters’ rights required pursuant to Section 262 of the DGCL or, if applicable, Chapter 13 of the California Corporations Code, to Company Stockholders who may elect dissenters’ rights under such law. Thereafter, subject to Section 2.9, the Company shall deliver by any manner permitted by DGCL and, if applicable, the California Corporations Code any subsequent notice required to be delivered with respect to Dissenting Shares pursuant to DGCL and, if applicable, the California Corporations Code.

5.6 Distribution Schedule. The Company shall prepare and deliver to Parent and Stockholders’ Representative within two (2) Business Days before the Closing a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to Parent as to the capitalization of the Company immediately prior to the Effective Time and the allocation of the Merger Consideration among the Stockholders pursuant to this Agreement (the “Distribution Schedule”). The Distribution Schedule shall include the following organized by each stock certificate:

(a) The certificate number;

(b) the name and last known address (as listed in the corporate record books of the Company) of each Stockholder;

(c) number and kind of shares represented by such certificate;

(d) the Pro Rata Share allocable to such certificate;

(e) amount of Closing Consideration shares allocable to such certificate, rounded down to the nearest whole number;

(f) amount of Holdback Amount allocable to such certificate, rounded down to the nearest whole number; and

(g) whether the certificate is a “covered security” under Treasury Regulation Section 1.6045-1(a)(15)(i), a “ covered security” acquired on or after January 1, 2011 and, if so, the acquisition date, acquisition price and acquisition price per share therefor.

5.7 Section 280G Approval. Prior to the Closing Date, the Company shall (a) secure from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) that has a right to any payments and/or benefits that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver of such Person’s rights to any such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) solicit the approval of Stockholders pursuant to the Required Company Stockholder Vote, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, in order to pay any Waived 280G Benefits. Target shall provide drafts of such waivers and such stockholder approval materials, together with such background materials and calculations used to determine whether any payment and/or benefit constitutes a parachute payment, to the Parent for its review and comment at least three (3) business days prior to obtaining such waivers and soliciting such approval, and the Company shall include any changes or comments thereto reasonably requested by the Parent. Neither the Company nor any of its Affiliates shall pay any of the Waived 280G Benefits if such payment is not approved by the Company Stockholders pursuant to the Required Company Stockholder Vote as contemplated above.

5.8 Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause its directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any securities of, the Company (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing, if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any of its directors, officers, employees and Affiliates or, to the Knowledge of the Company, any other Agent. Such notice shall disclose the terms and conditions of, any such Proposal, inquiry or request, and shall include a description of the material terms of such proposal; provided, that in no event shall the Company be required to disclose the identity of the party making such Proposal.

5.9 D&O Insurance. Prior to the Effective Time, Company shall purchase a fully pre-paid tail policy under the Company’s existing directors’ and officers’ liability insurance policy, which (i) has an effective term of 6 years years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and for matters occurring at or prior to the Effective Time, and (iii) contains coverage terms comparable to the terms currently in effect as of the date of this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY AND PARENT

6.1 Public Announcements. Neither Parent, Merger Sub nor the Company shall make, or cause to be made, any press release or other public statement or any statement to any analyst or member of the press concerning the transactions contemplated by this Agreement without the approval of the other party hereto; provided, however, that Parent may, without such approval, but with prior notice to and consultation with the Company, to the extent reasonably practicable, as to the contents and timing thereof, make such press releases or other public statements as it reasonably believes are required under the rules of the NYSE MKT LLC or applicable securities Laws.

6.2 Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated hereby.

6.3 Tax Matters.

(a) Allocation of Taxes. In the case of any Taxes relating to a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the pre-closing Tax period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the pre-closing Tax period (including the Closing Date) and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(b) Preparation of Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are required to be filed after the Closing Date. All Tax Returns filed by Parent after the Closing Date will be prepared in a manner consistent with the past practice and custom of the Company to the extent consistent with applicable Law. Parent shall provide a draft copy of such Tax Returns to the Stockholders’ Representative for its review at least ten (10) Business Days prior to the due date thereof. Parent shall consider in good faith the reasonable comments of the Stockholders’ Representative and to the extent that filing such Tax Returns could result in a Tax liability of the Company for a pre-closing Tax period or liability of the Stockholders for indemnification under this Agreement, Parent shall not file such Tax Returns without the Stockholders’ Representative’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Amendment of Tax Returns. Unless otherwise required by applicable Law, Parent shall not, and shall not permit or cause the Company or any of Parent’s Affiliates to re-file or amend (or cause to be re-filed or amended) any Tax Return of the Company for any pre-closing Tax period or any Straddle Period, or make (or cause to be made) any Tax election or take any other action relating to Taxes with respect to such period that may give rise to an indemnification obligation pursuant to this Agreement, in each case without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) Tax Contests. After the Closing Date, Parent, the Company and the Stockholders’ Representative, respectively, shall inform the other party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to Taxes of the Company with respect to a pre-closing Tax period or Straddle Period (“Tax Contest”). After the Closing Date, Parent shall have the exclusive right to represent the interests of Parent in any and all Tax Contests; provided, however, that the Stockholders’ Representative shall have the right to participate in any such Tax Contest and to employ counsel at its own expense (which shall be deemed reimbursable expenses under Section 9.10) of its choice (which counsel shall be reasonably acceptable to Parent) for purposes of such participation to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Stockholders pursuant to this Agreement. In the event that Parent proposes to compromise or settle any Tax Contest, or consent or agree to any Tax liability, relating to the Company that would result in an indemnity payment by the Stockholders, the Stockholders’ Representative shall have the right to review such proposed compromise, settlement, consent or agreement. Parent shall not agree or consent to compromise or settle any Tax Contest on a basis that would result in a Tax liability of the Company for a pre-closing Tax period or liability of the Stockholders for indemnification unless (i) the Stockholders’ Representative consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed, or (ii) Parent shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes. In the event of any conflict or overlap between the provisions of this Section 6.3(d) and Section 9.4, the provisions of this Section 6.3(d) shall govern.

(e) Cooperation. Parent, the Company and the Stockholders’ Representative shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return required of the Company, and the defense of any Tax Contest, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by the Company for a pre-closing Tax period or Straddle Period. Parent, the Company and the Stockholders’ Representative agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax authority, and to give the other parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties hereto so requests, Parent, the Company or the Stockholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date that no temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a) The representations and warranties of the Company set forth in Article III of this Agreement shall have been true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or “Material Adverse Effect”, which representations and warranties as so qualified shall be true and correct in all respects) at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate dated as of the Closing Date signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Since the date of this Agreement there shall not have occurred a Material Adverse Effect on the Company or any change, development or effect which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(d) The Company shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement. The Company shall have furnished Parent and Merger Sub with a certificate of the Secretary of the Company, dated the Closing Date, certifying that: (i) attached thereto is a true and complete copy of resolutions adopted unanimously by the Board of Directors of the Company approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to Parent); (ii) attached thereto is a true and complete copy of the Executed Written Consent effecting the Required Company Stockholder Vote; and (iii) that such resolutions have not been amended and are in full force and effect as of the Closing Date.

(e) (i) no Action shall be pending or threatened in writing before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (A) prevent consummation of the Merger, (B) affect adversely the right of Parent or its Affiliates to control the Company or (C) restrain or prohibit Parent’s ownership or operation of all or any material portion of the business or assets of the Surviving Corporation and its Subsidiaries, taken as a whole, or compel Parent or its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation, taken as a whole, or of Parent; and (ii) no such Order shall be in effect.

(f) The Company shall have obtained the consents and waivers set forth on Schedule 7.2(f) (the “Required Consents”).

(g) The Company shall have delivered to Parent a duly executed and certified FIRPTA Certificate for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).

(h) The Company shall have delivered to Parent resignations from the directors and officers of the Company, other than Edwin (Ed) L. Parsley, D.O., in office immediately prior to the Effective Time.

(i) No more than two (2) Business Days prior to the Closing Date, the Company shall have furnished Parent and Merger Sub with a certificate of the Chief Executive Officer of the Company, dated as of the Closing Date, (A) certifying the computation of Net Cash (including Effective Time Cash, Company Effective Time Acquisition Expenses and Company Effective Time Indebtedness) of the Company as of the Effective Time, (B) attaching a pay-off letter in form and substance reasonably satisfactory to Parent duly executed by each holder of Company Effective Time Indebtedness together with wire instructions for the payment thereof and (C) attaching a final invoice from each Person to whom Company Effective Time Acquisition Expenses are owed together with wire instructions for the payment thereof (other than any Company Effective Time Acquisition Expenses payable to the Terminated Employees, which shall be payable in accordance with the terms of the Separation Agreements) (the “Net Cash Closing Certificate”).

(j) The Company shall have delivered to Parent certificates of good standing for the Company from the Secretary of State of the State of Delaware and California, each dated no more than five (5) Business Days prior to the Closing Date.

(k) Parent and Merger Sub shall have received an opinion from counsel for the Company in substantially the form attached hereto as Exhibit E.

(l) The Company shall have received the Required Company Stockholder Vote.

(m) The Company shall have terminated the Company Stock Option Plan and shall have provided Parent with satisfactory evidence thereof.

(n) All outstanding Company Stock Options and Company Stock Equivalents shall have been exercised or terminated and the Company shall have provided Parent with satisfactory evidence thereof.

(o) The Company shall not have any outstanding Liens (other than Permitted Liens).

(p) The Company shall not have any outstanding Company Effective Time Acquisition Expenses (other than amounts payable to Terminated Employees pursuant to the Separation Agreements) and the Company shall have delivered a certificate of the Company dated the Closing Date signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(q) All approvals, waivers and consents necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby shall have timely obtained from each Governmental Entity.

(r) None of the Key Employee Agreements and Company Stockholder Agreements shall have been rescinded (or attempted to have been rescinded) by any of the parties thereto and each of the Key Employee Agreements and Company Stockholder Agreements shall remain in full force and effect.

(s) The Company Contracts listed on Schedule 7.2(s) shall be terminated and the Company shall have provided Parent with satisfactory evidence thereof.

(t) The Company’s employees set forth on Schedule 7.2(t) (the “Terminated Employees”) shall have entered into separation agreements and/or releases providing for the termination of such employees’ employment effective immediately prior to the Effective Time and release of the Company, Merger Sub and Parent, and which shall be in form and substance reasonably satisfactory to Parent (the “Separation Agreements”).

(u) The Company’s employees set forth on Schedule 7.2(u) (the “Continuing Employees”) shall be employed by the Company and their respective employment agreements or offer letters as currently in effect, as applicable, shall be in effect, at the Closing.

(v) ***, shall have each entered into a transition and release agreement providing for release of the Company, Merger Sub and Parent and providing for certain transition services, each of which shall be in form and substance reasonably satisfactory to Parent.

(w) Parent shall have received approval for listing the Parent Shares from the NYSE MKT LLC.

(x) With respect to any payment of cash, stock or otherwise that constitutes a “parachute payment” pursuant to Section 280G of the Code, the Stockholders, pursuant to the Required Company Stockholder Vote, shall have (i) approved pursuant to a method provided for in the regulations promulgated under Section 280G of the Code any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be made or provided for in any manner.

7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent by the President of Parent to such effect.

(b) Parent and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the President or Chief Financial Officer of Parent to such effect.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(i) by mutual written consent of Parent and the Company;

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(ii) by Parent or the Company if:

(1) the Merger is not consummated on or before February 28, 2014; provided, however, that the right to terminate this Agreement under this clause (ii)(1) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(2) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable;

(iii) by Parent if:

(1) any condition to the obligations of Parent hereunder becomes incapable of fulfillment other than as a result of a breach by Parent of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent;

(2) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided, that if such breach of or inaccuracy in the Company’s representations and warranties is curable by the Company prior to the Closing Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(a)(iii)(2) prior to the earlier of (i) ten (10) calendar days following the receipt by the Company of written notice of such breach from Parent, or (ii) the Closing Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(a)(iii)(2) if it shall have materially breached this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied);

(3) each of an Executed Written Consent and a Company Stockholder Agreement duly executed by each of the Required Stockholders have not been delivered to Parent within three (3) hours of the execution of this Agreement; or

(iv) by the Company if:

(1) any condition to the obligations of the Company hereunder becomes incapable of fulfillment other than as a result of a breach by the Company of any covenant or agreement contained in this Agreement, and such condition is not waived by the Company; or

(2) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; provided, that if such breach of or inaccuracy in Parent’s representations and warranties is curable by Parent prior to the Closing Date through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(a)(iv)(2) prior to the earlier of (i) ten (10) calendar days following the receipt by Parent of written notice of such breach from the Company, or (ii) the Closing Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(a)(iv)(2) if it shall have materially breached this Agreement or if such breach by Parent is cured so that such conditions would then be satisfied).

(b) The party desiring to terminate this Agreement pursuant to Sections 8.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3; provided, however, that (a) the provisions of Section 6.1 (Public Announcements) and Section 8.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) no such termination shall relieve any party hereto for any damages incurred or suffered by the other party as a result of an intentional or willful breach of this Agreement; provided, however, in the event that this Agreement is terminated by Parent pursuant to Section 8.1(a)(iii) or Company pursuant to Section 8.1(a)(iv), then the non-terminating party shall promptly (but in no event later than two (2) Business Days after such termination) reimburse the legal fees and expenses incurred by the terminating party up to $ *** .

8.3 Remedies. Any party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such party as a result of any intentional, material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 8.1.

ARTICLE IX

INDEMNIFICATION

9.1 Survival.

(a) Except as otherwise expressly provided in this Section 9.1, all representations and warranties contained in Articles III and IV of this Agreement shall survive the Closing for a period of *** (the “Ending Date”), provided, however, (i) the representations and warranties set forth in Section 3.7 (the “Tax Representations”) shall survive the Closing for a period of *** and (ii) the representations and warranties set forth in Sections 3.2 (the “Authority Representations”), 3.4 (the “Capitalization Representations”), 4.2 (Authority and Enforceability) and 4.8 (Capital Stock), shall survive the Closing indefinitely. All covenants and agreements that by their terms apply, or that are to be performed in whole or in part at or after the Closing, shall survive from and after the Effective Time for the period provided in such covenant or agreement, if any, or otherwise until fully performed, and the covenants and agreements contained in this Section 9.1 and Article X shall survive indefinitely.

(b) The period for which a representation or warranty survives the Closing is referred to herein as the “Applicable Survival Period.” To the extent that a claim for indemnification under this Section 9.1 is based upon facts or circumstances to which more than one Applicable Survival Period may be applicable, the longest of such Applicable Survival Periods shall apply. In the event notice of claim for indemnification under Section 9.2 is given within the Applicable Survival Period, the representation or warranty that is the subject of such indemnification claim (whether or not formal legal Action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

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9.2 Indemnification by the Stockholders.

(a) Subject to the limitations set forth herein, the Stockholders (each a “Stockholder Indemnitor”, and collectively the “Stockholder Indemnitors”) shall, severally and not jointly, in accordance with their Pro Rata Amount, indemnify and defend Parent, Merger Sub and their respective Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Parent Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, Liabilities, actions, suits, proceedings, interest, penalties, Taxes, costs and expenses (including reasonable legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and reasonable fees and costs incurred in enforcing rights under this Agreement)(collectively, “Parent Losses”) actually incurred by any Parent Indemnitee that result from, arise out of, or in connection with, or otherwise with respect to:

(i) any inaccuracy or breach of any representation or warranty made by the Company in Article III of this Agreement;

(ii) any breach by the Company of any covenant or agreement contained in this Agreement;

(iii) any fraud or willful misconduct by the Company with respect to this Agreement;

(iv) any Proceeding that is brought by or on behalf of a Stockholder in his/her/its capacity as a holder of the Company’s capital stock, other than any action brought to enforce a Stockholder’s rights under this Agreement or any Ancillary Agreement;

(v) any Dissenting Share Payments;

(vi) any inaccuracy in the Net Cash as of the Effective Time, where the actual Net Cash as of Closing is less than the Net Cash as set forth in the Net Cash Closing Certificate;

(vii) any inaccuracy in or failure to calculate correctly the amounts set forth in the Distribution Schedule; and

(viii) any of the matters set forth in Schedule 9.2(a)(viii).

(b) The Stockholder Indemnitors shall not be liable for any Parent Losses pursuant to Section 9.2(a)(i) (other than Parent Losses related to the Tax Representations, Authority Representations or Capitalization Representations) unless and until the aggregate amount of all Parent Losses incurred by the Parent Indemnitees under Section 9.2(a)(i) (other than Parent Losses related to the Tax Representations, Authority Representations or Capitalization Representations) exceeds $ *** , in which event the Parent Indemnitees will have the right to be indemnified for all Parent Losses from the first dollar (the “Basket Amount”).

(c) The cumulative indemnification obligation of the Stockholder Indemnitors:

(i) under Section 9.2(a)(i) (other than breaches of the Tax Representations, Authority Representations and Capitalization Representations) shall in no event exceed *** ; and

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(ii) under (A) Section 9.2(a)(i) (solely with respect to breach of the Tax Representations, Authority Representations and Capitalization Representations) or (B) any of Sections 9.2(a)(ii)-(viii), shall in no event exceed ***.

9.3 Indemnification by Parent.

(a) Subject to the limitations set forth herein, the Parent (“Parent Indemnitor”) shall indemnify and defend the Stockholders (the “Stockholder Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, Liabilities, actions, suits, proceedings, interest, penalties, Taxes, costs and expenses (including reasonable legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Agreement) (collectively, “Stockholder Losses”, together with Parent Losses, “Losses”) resulting from, arising out of, or incurred by any Stockholder Indemnitee in connection with, or otherwise with respect to:

(i) any inaccuracy or breach of any representation or warranty made by the Parent or Merger Sub in Article IV of this Agreement;

(ii) any breach by Parent or Merger Sub of any covenant or agreement contained in this Agreement; and

(iii) any fraud or willful misconduct by Parent or Merger Sub with respect to this Agreement.

(b) The Parent Indemnitor shall not be liable for any Stockholder Losses pursuant to Section 9.3(a)(i) (other than with respect to Parent’s obligation to issue shares of Parent Common Stock hereunder and Stockholder Losses related to the inaccuracy of Sections 4.2 or 4.8) unless and until the aggregate amount of all Stockholder Losses incurred by the Stockholder Indemnitees under Section 9.3(a)(i) (other than with respect to Parent’s obligation to issue shares of Parent Common Stock hereunder and Stockholder Losses related to the inaccuracy of Sections 4.2 or 4.8) exceeds the Basket Amount.

(c) The cumulative indemnification obligation of the Parent Indemnitor:

(i) under Section 9.3(a)(i) (other than Stockholder Losses related to the inaccuracy of Section 4.2) shall in no event exceed the Holdback Amount (computed as the amount equal to the Holdback Amount multiplied by the Closing Price); and

(ii) under (A) Section 9.3(a)(i) (solely with respect to Stockholder Losses related to the inaccuracy of Section 4.2) or (B) any of Sections 9.3(a)(ii)-(iii), shall in no event exceed the Merger Consideration (computed as the amount equal to the Merger Consideration paid or payable multiplied by the Closing Price) (other than with respect to Parent’s obligation hereunder to issue shares of Parent Common Stock).

9.4 Indemnification Procedure for Third Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Section 9.4 (a “Third Party Claim”), the Indemnitee shall promptly notify, in the case of a Parent Indemnitee, the Stockholders’ Representative, and in the case of a Stockholder Indemnitee, Parent in writing of such Third Party Claim, setting forth such Third Party Claim in reasonable detail (such notice, a “Notice of Claim”); provided that the failure or delay in notifying such Person of such Third Party Claim will not relieve the Indemnitors of any Liability the Indemnitors may have to the Indemnitee, except and only to the extent that the Indemnitor has been materially prejudiced by such failure.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(b) The Stockholders’ Representative shall, at its expense, (which shall be deemed reimbursable expenses under Section 9.10) be entitled to participate in any defense of such Third Party Claim and shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnitee; provided, however, that any Indemnitee shall have full control over the litigation, including settlement and compromise thereof. The Indemnitee may not bind the Indemnitors to a settlement of any Third Party Claim without the consent of the Stockholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed. If the Stockholders’ Representative consents to any settlement (or if such consent is unreasonably withheld, conditioned or delayed), such consent shall be determinative as to the existence of and amount of Losses. The consent of the Stockholders’ Representative with respect to any settlement of any such Third Party Claims shall be deemed to have been given unless the Stockholders’ Representative shall have objected within thirty (30) days after a written request for such consent by Parent. All reasonable costs and expenses incurred by Indemnitee in so defending a Third Party Claim shall constitute Losses.

(c) With respect to any Third Party Claim subject to indemnification under this Article IX: (i) both Indemnitee subject to such Third Party Claim and the Stockholders’ Representative shall keep the other Person fully informed in all material respects of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(d) With respect to any Third Party Claim subject to indemnification under this Article IX, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (ii) all communications between any parties hereto and counsel responsible for or participating in the defense of any third-party claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(e) In connection with any Third Party Claim, the Company on behalf of the Indemnitors hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Section 9.3(e) with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world.

(f) Parent may reduce the number of shares of Parent Common Stock constituting the Holdback Amount to account for any Losses indemnifiable pursuant this Article IX accrued and finally determined during the period of time from the Closing up to and including the Release Date, with the value of each such share of Parent Common Stock to be equal to the Closing Price. If the Indemnitee is a Stockholder Indemnitee, the Parent Indemnitor shall promptly deliver cash to the Stockholders, in accordance with the instructions provided to the Parent Indemnitor by the Stockholders’ Representative, for any Losses finally determined and indemnifiable pursuant this Article IX.

9.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall promptly send a written notice of claim to, in the case of a Parent Indemnitee, the Stockholders’ Representative, and in the case of a Stockholder Indemnitee, Parent; provided that the failure or delay in notifying such Person of such claim will not relieve the Indemnitor of any Liability the Indemnitor may have to the Indemnitee, except and only to the extent that the Indemnitor has been materially prejudiced by such failure. The notice of claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have thirty (30) days from receipt of such notice of claim to dispute the claim, and the parties thereafter shall attempt to resolve the dispute by negotiation in good faith; provided, that if the parties are unable to reach agreement within sixty (60) days of such notice, the dispute shall be submitted for final adjudication to the applicable court sitting in the State of Delaware in accordance with Section 10.6. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within thirty (30) days after its receipt of the notice of claim, the claim specified in such notice of claim will be conclusively deemed a Loss subject to indemnification hereunder.

9.6 Limitation on Losses.

(a) The remedies provided in this Article IX shall be the exclusive post-Closing remedies of the parties hereto in connection with any claim, cause of action, suit, injunction, judgment, decree, settlement, litigation, investigation or proceeding arising out of this Agreement, other than such items alleging fraud or willful misconduct; provided, that nothing herein is intended to waive or bar any equitable remedies of a party.

(b) Notwithstanding anything to the contrary contained herein, the amount of any Losses shall be reduced by any indemnity, contribution or similar payment (including proceeds from insurance, net of any premium or deductible paid by an Indemnitee, that is actually received by the applicable Indemnitee with respect to the underlying claim for indemnification.

(c) Losses shall exclude punitive, incidental, consequential, or special damages, or diminution in value, except to the extent such Losses are specifically awarded by an arbitrator or Governmental Entity to a third party and paid to such third party by an Indemnitee pursuant to a Third Party Claim.

9.7 Effect of Investigation; Reliance. The right to indemnification, payment of Losses or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by or on behalf of the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any of such representation, warranty, covenant or agreement. No Indemnitee shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnitee to be entitled to indemnification hereunder. Parent and the Company acknowledge that such Losses, if any, would relate to unresolved contingencies existing on the date of this Agreement, which if resolved on the date of this Agreement would have led to a reduction in Merger Consideration that Parent would have paid in the Merger. All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the Merger indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of either Parent or any of the other Indemnitees or the acceptance by Parent of any certificate or opinion.

9.8 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Merger Consideration payable under this Agreement.

9.9 Damages Scrape. In connection with this Article IX, any “Material Adverse Effect” or other materiality or similar qualifications in the representations, warranties, covenants and agreements of the Company, Parent or Merger Sub, as applicable, shall be disregarded solely for purposes of calculating Losses hereunder.

9.10 Stockholders’ Representative; Power of Attorney.

(a) Appointment. By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders and/or accepting the consideration payable to a Stockholder, each Stockholder (regardless of whether or not such Stockholder executed the Written Consent) hereby:

(i) authorizes, empowers and appoints the Stockholders’ Representative to act as the sole and exclusive agent, attorney-in-fact and representative;

(ii) authorizes and empowers the Stockholders’ Representative to (a) take any and all actions (including, without limitation, executing and delivering any documents, incurring any costs and expenses on behalf of the Stockholders and making any and all determinations) which may be required or permitted by this Agreement or Ancillary Agreements to be taken by the Stockholders, (b) exercise such other rights, power and authority, as are authorized, delegated and granted to the Stockholders’ Representative pursuant to this Agreement or Ancillary Agreements, and (c) exercise such rights, power and authority as are incidental to the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance; and

(iii) adopts and approves the terms and conditions relating to the Stockholders’ Representative set forth in this Section 9.10.

Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholder’s Representative consistent therewith, shall be absolutely and irrevocably binding on each Stockholder as if such Stockholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Stockholder’s capacity. The powers, immunities and rights to indemnification granted to the Stockholders’ Representative hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Stockholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Stockholder of the whole or any fraction of his, her or its interest in the Holdback Amount.

(b) Acceptance. Stockholders’ Representative accepts its appointment as Stockholders’ Representative.

(c) Replacement. The person serving as the Stockholders’ Representative may be replaced from time to time by the Stockholders who held more than a eighty percent (80%) of the Company Capital Stock (the “Stockholder Majority”) immediately prior to the Effective Time, upon not less than ten (10) days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld. The Stockholders’ Representative may resign upon not less than ten (10) days’ prior written notice to Parent and the Stockholders; provided, however, that the Stockholders’ Representative shall continue to fulfill his duties and obligations as Stockholders’ Representative until a replacement has been approved by the Stockholders who held more than a majority of the Company Capital Stock. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative and the Closing and/or any termination of this Agreement. No bond shall be required of the Stockholders’ Representative. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Stockholders.

(d) No Liability; Indemnification. The Stockholders’ Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the Ancillary Agreements, except for such actions taken or omitted to be taken resulting from the Stockholders’ Representative’s willful misconduct or fraud. Without limiting the generality of the foregoing, the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue or any actions taken pursuant to instructions given by the Stockholder Majority, and any error in judgment or other act or omission of the Stockholders’ Representative pursuant to such advice or instruction shall in no event subject the Stockholders’ Representative to liability by any Stockholder. Parent hereby acknowledges and agrees that the Stockholders’ Representative may engage the Company’s current counsel to represent the Stockholders’ Representative in matters relating to this Agreement and that such representation would be adverse to the interests of the Surviving Corporation. Parent and the Company hereby waive any right that Parent or the Surviving Corporation might have in the future to object to any such representation.

Furthermore, each Stockholder shall be liable for, severally (and not jointly), in accordance with his, her or its Pro Rata Share, and shall indemnify the Stockholders’ Representative from and against, any loss, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and expenses) paid or incurred by the Stockholders’ Representative in connection with the performance of its duties as Stockholders’ Representative, or as a result of or in the defense of any claim brought against the Stockholders’ Representative relating to the acts or omissions of the Stockholders’ Representative hereunder (however, the foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Stockholders’ Representative hereunder for its willful misconduct or fraud). The payment of such liabilities and expenses shall first be made by the Stockholders’ Representative directly from the Stockholders out of distributions to them from the Holdback Amount and thereafter the Stockholders’ Representative shall have the right to demand payment with respect to such expenses from each Stockholder severally (and not jointly) in accordance with the Stockholders’ Pro Rata Share; provided, however, that neither Parent nor the Surviving Corporation shall have any liability with respect to such items. The Stockholders acknowledge that the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.

(e) Notice; Reliance. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Stockholders and shall be final, binding and conclusive upon each such Stockholder; and the Indemnitee shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. The Indemnitee is hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholders’ Representative. Furthermore, the Stockholders’ Representative shall be entitled to: (i) rely upon the Distribution Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party.

(f) Role of Stockholders’ Representative. Without limiting the generality or effect of Section 9.10(a), any claims or disputes between or among any Indemnitee, the Stockholders’ Representative and/or any one or more Stockholders relating to this Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Stockholder (other than any claim against or dispute with the Stockholders’ Representative), be asserted or otherwise addressed solely by the Stockholders’ Representative on behalf of such Stockholder (and not by such Stockholder acting on its own behalf).

(g) Access to Information. Stockholders’ Representative shall (i) treat confidentially and not disclose any nonpublic information from or about Parent, the Company or the Surviving Corporation to anyone (except on a need to know basis to individuals who agree to treat such information confidentially) and (ii) enter into a confidentiality agreement in a reasonable and customary form to the extent requested by Parent or the Surviving Corporation.

ARTICLE X

MISCELLANEOUS

10.1 Notices.

(a) For a notice or other communication (a “Notice”) under this Agreement to be valid, it must be in writing and signed by the sending party, and the sending party must use one of the following methods of delivery: (i) personal delivery; (ii) registered or certified mail, in each case, return receipt requested and postage prepaid; (iii) overnight courier, with all fees prepaid, or (iv) facsimile, with confirmation of transmission.

(b) For a Notice to be valid, it must be addressed to the receiving party at one or more addresses listed below for the receiving party or to any other address designated by the receiving party in a Notice in accordance with this Section 10.1.

If to the Stockholders’ Representative or any Stockholder:

Fortis Advisors LLC

Attention: Notice Department

Facsimile No.: (858) 408-1843 Email: notices@fortisrep.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Cheston J. Larson

Facsimile No.: (858) 523-5450

If to the Parent, Merger Sub and post-Closing, Company:

Mast Therapeutics, Inc.

12390 El Camino Real, Suite 150,

San Diego, California

Attention: Brian Culley

Facsimile No.: (858) 552-0876

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

4365 Executive Drive, Suite 100

San Diego, CA 92121

Attention: Michael Kagnoff

Facsimile No.: (858) 638-5122

(c) Subject to Section 10.1(d), a valid Notice is effective when received by the receiving party in accordance with Sections 10.1(a) and 10.1(b). A Notice is deemed to have been received as follows:

(i) If it is delivered in person or sent by registered or certified mail or by overnight courier, upon the earlier of (A) receipt as indicated by the date on the signed receipt or as otherwise established by the sending party and (B) two (2) Business Days after the Business Day on which it is sent to the receiving party. If it is delivered by facsimile, on the date the facsimile is transmitted with confirmation of transmission.

(ii) If the receiving party rejects or otherwise refuses to accept it, or if it cannot be delivered because of a change in address for which no Notice was given, then upon that rejection, refusal or inability to deliver.

(d) If a Notice is received after 5:00 p.m. PST on a Business Day at the location specified in the address for the receiving party, or on a day that is not a Business Day, then the Notice is deemed received at 9:00 a.m. PST on the next Business Day.

(e) If more than one method for delivery of a Notice under Section 10.1(a) is used, the earliest Notice date under Section 10.1(c) will control.

(f) If a Notice is to be given under this Section 10.1 to a permitted successor or assign of a person or entity, then such Notice shall be given in accordance with this Section 10.1 to such successor or assign.

10.2 Amendments and Waivers. No amendment of this Agreement will be effective unless it is in writing and signed by the parties hereto. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement. To be valid, any document signed by a party in accordance with this Section 10.2 must be signed by a party authorized to do so. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

10.3 Expenses. Except as otherwise provided in this Agreement, and subject to Section 8.2 hereof, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated.

10.4 Assignment and Delegation.

(a) No party may assign any part of its rights, or delegate any of its obligations, under this Agreement, except (i) with the other parties’ prior written consent, and (ii) Parent may assign its rights and obligations under this Agreement, in whole or in part, (A) to any of its Affiliates, so long as Parent continues to guarantee its obligations hereunder, (B) for collateral security purposes to any lender providing financing to the Parent or its Affiliates, (C) to any subsequent purchaser of all or substantially all of the assets of the Company, so long as subsequent purchaser agrees to assume Parent’s obligations hereunder or (D) pursuant to a change of control, merger or consolidation of Parent. No party shall unreasonably withhold its consent to assignment. For purposes of this Section 10.4, (i) “assignment” means any assignment, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law or any other manner, (ii) a “change of control” means an acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then outstanding shares of common stock of Parent or (2) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors and “merger” refers to any merger in which a party participates, regardless of whether it is the surviving or disappearing corporation.

(b) Any purported assignment of rights or delegation of obligations in violation of this Section 10.4 is void.

(c) Subject to Section 10.4(a) and Section 10.4(b), this Agreement shall be binding upon each of the Parties’ respective heirs, executors, administrators, legal representatives and permitted successors and assigns.

10.5 Governing Law. The Laws of the State of Delaware, without giving effect to principles of conflict of Laws, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

10.6 Consent to Jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

10.7 Counterparts. The parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. The parties agree that delivery of this Agreement may be effected by means of an exchange of facsimile or other electronic copies.

10.8 Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the parties to this Agreement; provided, however, that in the case of Article IX, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns.

10.9 Entire Agreement. This Agreement, the Ancillary Agreements, the Exhibits, the Company Disclosure Schedule, Parent Disclosure Schedule and the other documents, instruments and other agreements specifically referred to in this Agreement or delivered under this Agreement constitute the final agreement between the parties and is the complete and exclusive expression of the parties’ agreement on the subject matter of this Agreement. This Agreement supersedes all prior oral or written agreements relating to this Agreement. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings or performance.

10.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.11 Disclosure Schedule. The Company Disclosure Schedule has been arranged in sections corresponding to each representation and warranty set forth in Article III. The Parent’s Disclosure Schedule has been arranged in sections corresponding to each representation and warranty set forth in Article IV. Nothing in the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless such Company Disclosure Schedule or Parent Disclosure Schedule identifies the exception with reasonable particularity. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or item itself). If and to the extent any information required to be furnished in any section of the Company Disclosure Schedule is contained in the Agreement or in any section of the Company Disclosure Schedule, such information shall be deemed to be included in all sections of the Company Disclosure Schedule to the extent the relevance of such disclosure to such other section or sections is reasonably apparent on its face. Nothing in the Company Disclosure Schedule is intended to broaden or limit the scope of any representation, warranty or covenant of the Company contained in this Agreement, and the disclosure of any item in the Company Disclosure Schedule shall not constitute an admission that such item is material or required to be disclosed.

10.12 Severability . If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, the remainder of this Agreement, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by Law.

10.13 Specific Performance. The Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

10.14 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

ARTICLE XI

DEFINITIONS

11.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Acquisition Expenses” means (i) all fees and expenses accrued or incurred by the Company in connection with the Merger or other transactions contemplated by this Agreement as of immediately prior to the Effective Time, including all fees for legal, accounting, investment banking, tax advisory, financial advisory services, directors’ and officers’ tail policies (including, without limitation the tail policy required by Section 5.9), and all other fees, and expenses of third parties accrued or incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Merger and other transactions contemplated hereby, (ii) amounts required to be paid by or on behalf of the Company to any current or former employee, equityholder, officer, manager, director or other Person in connection with the consummation of the Merger or any of the other transactions contemplated hereby, including, without limitation, any performance or other bonus, management carve-out plan or other similar plan, program or arrangement, and accrued or incurred by the Company as of immediately prior to the Effective Time or as a result of the consummation of the Merger, (iii) any severance or other similar payments, including accrued vacation, accrued paid time off and accrued bonuses and other similar compensation paid or payable in connection with the termination by the Company of any Terminated Employees, including, without limitation, such amounts payable to the Terminated Employees pursuant to the Separation Agreements, and (iv) the employer portion of any employment or payroll Taxes payable by the Company in respect of any of the foregoing.

“AIR001” means a pharmaceutical composition which is currently under development by the Company or has previously been under development by the Company that incorporates or comprises either (a) sodium nitrite (or any other nitrite salts) as a therapeutically active agent or (b) a compound that produces sodium nitrite (or any other nitrite salts).

“Ancillary Agreements” means the Stockholders’ Agreement, Key Employee Agreements and the other agreements, instruments and documents delivered pursuant to this Agreement or the Ancillary Agreements.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Diego are authorized or required by Law to close.

“Cash” means the amount of consolidated cash, cash equivalents, marketable securities and bank deposits of the Company, as reflected in bank statements, cash equivalents and certificates of deposit less escrowed amounts or other restricted cash balances and less the aggregate amount of all “paid checks, wires, and cash in transit” (i.e., current checks and stale checks, in each case, written but not cleared) drawn on bank accounts of the Company on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing Consideration” means the Merger Consideration less the Holdback Amount.

“Closing Price” means the average of the closing prices per share of Parent Common Stock on the NYSE MKT as reported in The Wall Street Journal during the ten (10) trading days ending on the trading day immediately prior to the Closing Date.

“Code” means the Internal Revenue Code.

“Company Effective Time Acquisition Expenses” means incurred but unpaid Acquisition Expenses of the Company as of immediately prior to the Effective Time.

“Company Effective Time Indebtedness” means accrued but unpaid Indebtedness of the Company as of immediately prior to the Effective Time.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Know-How” means all Know-How owned, or purported to be owned, by the Company.

“Company Stock Equivalents” means, other than Company Stock Options and Company Preferred Stock, options, Company Warrants, purchase rights, subscription rights, conversion rights, exchange rights or any other Contracts that, directly or indirectly, could require the Company to issue, sell or otherwise cause to become outstanding shares of Company Capital Stock.

“Company Stock Options” means options to purchase shares of Company Common Stock issued pursuant to the Company Stock Option Plan.

“Company Stock Option Plan” means the Company’s 2006 Equity Incentive Plan.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Effective Time Cash” means the amount equal to Cash as of immediately prior to the Effective Time calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Environmental Law” means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, judgments, decrees, injunctions, or Contracts with any Governmental Entity, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“FDA” means the Food and Drug Administration.

“Government Bid” means any offer made by Company, which, if accepted, would result in a Government Contract.

“Government Grant” means any grants received from any Governmental Entity.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter (a) become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law or (b) are regulated by or for which Liability can be imposed under any Environmental Law.

“Holdback Amount” means an amount of unregistered shares of Parent Common Stock equal to the product of the Merger Consideration multiplied by 0.80, rounded down to the nearest whole number.

“Indebtedness” means any of the following: (a) all obligations for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of money; (c) any obligations to pay the deferred purchase price of property or services; (d) any obligations as lessee under leases that have been, or should be, recorded as capitalized leases under GAAP; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit or similar facilities; (g) any obligation with respect to interest rate and currency cap, collar, hedging or swap Contracts; (h) any obligation secured by a Lien; (i) a guarantee of the obligations of any other Person; (j) any guaranty of any of the foregoing; (k) any accrued interest, fees and charges in respect of any of the foregoing; (l) all issued but uncleared checks issued; (m) accrued liabilities and accounts payable outstanding and (n) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

“Indemnitees” means the Stockholder Indemnitees and/or the Parent Indemnitees, as the context requires.

“Indemnitors” means the Stockholder Indemnitors and/or the Parent Indemnitor, as the context requires.

“Intellectual Property” means all (a) Patents, (b) Trademarks, (c) domain names, URLs and any other addresses for use on the Internet or any other computer network or communication system, (d) copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website content, rights in fonts and typefaces, and database rights, (e) rights of publicity, rights of privacy, royal warrants and moral rights, (f) Know-How, (g) Software, (h) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (i) copies and tangible embodiments thereof, in each case whether or not the same are in existence as of the date of this Agreement or developed after such date and in any jurisdiction throughout the world.

“Know-How” means all know-how, trade secrets, confidential and proprietary information, concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case whether or not known to the public prior to the date of the Term Sheet, dated as of December 19, 2013, by and between Parent and the Company, whether patentable or not and whether or not reduced to practice.

“Knowledge of the Company” or any similar phrase means with respect to any fact or matter, the actual knowledge as of the date of this Agreement of each officer of the Company, including *** after reasonable inquiry of the employees of the Company that (i) directly report to such individual in the scope of their employment and (ii) are directly responsible for the information that is the subject of the applicable representation or warranty.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Liabilities” means any direct or indirect liabilities, obligations, expenses, Indebtedness, claims, losses, damages, deficiencies, guarantees, endorsements or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property that any Person other than the Company owns and that the Company is permitted or licensed to use in the operation of its business, whether or not currently used by the Company.

“Lien” means, with respect to any property or asset, any lien (statutory or otherwise), mortgage, pledge, charge, security interest, hypothecation, community property interest, equitable interest, servitude, option, right (including rights of first refusal), restriction (including restrictions on voting, transfer or other attribute of ownership), lease, license, other rights of occupancy, adverse claim, reversion, reverter, preferential arrangement or any other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any change, development, event, effect or occurrence that, individually or in the aggregate, is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party or to the ability of such party to perform its obligations under this Agreement or to consummate the Agreement; provided, however, that a Material Adverse Effect shall not include any change, development, event, effect or occurrence resulting from (i) any changes that generally affect the industries in which the Parent or Company operates, as applicable; (ii) any changes in general economic, financial, political, market or regulatory conditions that do not disproportionately affect Parent or the Company, as applicable; (iii) any change in GAAP or applicable Laws; or (iv) any changes resulting from the public announcement or pendency of this Agreement or any of the transactions contemplated hereby or compliance with the terms of, or the taking of any action required by, this Agreement.

“Merger Consideration” means an amount of unregistered shares of Parent Common Stock, rounded down to the nearest whole number, equal to (i) the product of (A) the Net Cash, as set forth in the Net Cash Closing Certificate, multiplied by (B) 1.5 (ii) divided by the Closing Price.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

“Net Cash” means (A) Effective Time Cash, less (B) the sum of (x) Company Effective Time Indebtedness and (y) Company Effective Time Acquisition Expenses.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company.

“Parent Common Stock” means the common stock of the Parent, par value $0.001 per share.

“Patents” means all patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures and all related extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto.

“Permits” means all permits, licenses, franchises, security clearances, consents, orders, waivers, approvals and other authorizations of or from, or registration, notification, declaration or filing with any Governmental Entity.

“Permitted Liens” means (i) liens for current real or personal property taxes not yet due and payable or being contested in good faith and with respect to which the Company maintains adequate reserves in accordance with GAAP, (ii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not materially impair the conduct of the Company’s business or the present or proposed use of the affected property,(iii) for any Intellectual Property, non-exclusive licenses granted by the Company to its customers in the ordinary course of business and on the Company’s standard form of customer agreement, and (iv) any restriction or limitation imposed by this Agreement.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Pro Rata Share means an amount equal to the quotient obtained by dividing (i) the amount of Merger Consideration payable to such Stockholder pursuant to Section 2.1, by (ii) the aggregate amount of Merger Consideration payable to all Stockholders pursuant to Section 2.1. The sum of all Stockholders’ Pro Rata Share shall not exceed 100%.

“Registered Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property that is exclusively licensed to the Company, in each case that is subject to registrations, applications for registration, or other filings with or issuances by any Governmental Entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer programs, proprietary software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof.

“Subcontractor” shall mean a party that has entered into a Government Contract with Company to provide support, products, or services for the performance of any portion of the substantive project or program under a Government Contract.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, transfer taxes, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than the Company, Parent, Merger Sub, Stockholders’ Representative or their respective Affiliates.

“Trademarks” means all trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, geographic indications and other designations of source, origin, sponsorship, endorsement or certification, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor

“$” means United States dollars.

11.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	3.15

Agreement	Preface

Applicable Survival Period	9.1(b)

Audited Financial Statements	3.6(a)

Authority Representations	9.1(a)

Basket Amount	9.2(b)

Benefit Plan(s)	3.16(a)

Capitalization Representations	9.1(a)

Certificates	2.3(a)

Closing	1.2

Closing Date	1.2

COBRA	3.16(c)

Company	Preface

Company Capital Stock	3.4(a)

Company Common Stock	3.4(a)

Company Contracts	3.14(a)

Company Disclosure Schedule	Preamble Article III

Company Preferred Stock	3.4(a)

Company Stockholder	2.1(a)

Company Stockholder Agreement	Recitals

Company Warrants	3.4(c)

Constituent Corporations	1.1

Continuing Employees	7.2(u)

DGCL	1.1

Dissenting Share Payments	2.9(b)

Dissenting Shares	2.9(a)

Distribution Schedule	5.6

Effective Time	1.2

Ending Date	9.1(a)

ERISA	3.16(a)

Executed Written Consent	Recitals

Financial Statements	3.6(a)

FIRPTA Certificate	7.2(g)

GAAP	3.6(a)

Government Contracts	3.14(a)(xiv)

Grants	3.9

HIPAA	3.12(l)

Information Statement	5.5(a)

Interim Financial Statements	3.6(a)

Key Employee	Recitals

Key Employee Agreements	Recitals

Losses	9.3(a)

Mailing Date	5.5(b)

Merger	1.1

Merger Sub	Preface

Net Cash Closing Certificate	7.2(i)

Notice	10.1(a)

Notice of Claim	9.4(a)

Parent	Preface

Parent Disclosure Schedule	Preamble Article IV

Parent Financial Statements	4.5

Parent Indemnitees	9.2(a)

Parent Indemnitor(s)	9.3(a)

Parent Intellectual Property	4.12

Parent Losses	9.2(a)

Parent Representatives	5.3

*** Amendment	5.1(a)

Policies	3.19

Privacy Agreements	3.12(l)

Privacy & Data Security Policies	3.12(m)

Public Documents	4.4

Release Date	2.3(b)

Required Company Stockholder Vote	3.2(c)

Required Consents	7.2(f)

Required Stockholder(s)	Recitals

Separation Agreements	7.2(t)

Shares	3.4(b)

Stockholder	2.1(a)

Stockholder Indemnitee(s)	9.3(a)

Stockholder Indemnitor(s)	9.2(a)

Stockholder Losses	9.3(a)

Stockholder Majority	9.10(a)(iii)

Stockholders’ Representative	Preface

Surviving Corporation	1.1

Tax Contests	6.3(d)

Tax Representations	9.1(a)

Terminated Employees	7.2(t)

Third Party Claim	9.4(a)

Trade Secrets	3.12(p)

Transmittal Letter	2.3(a)

Treasury Shares	2.1(a)(ii)

Waived 280G Benefits	5.7

409A Plan	3.7(g)

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

11.3 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

MAST THERAPEUTICS, INC.

By:	/s/ Brian M. Culley
Name:	Brian M. Culley
Title:	CEO

AIRES PHARMACEUTICALS, INC.

By:	/s/ Wendy Johnson
Name:	Wendy Johnson
Title:	CEO

AP ACQUISITION SUB, INC.

By:	/s/ Brian M. Culley
Name:	Brian M. Culley
Title:	CEO

Solely with respect to Section 2.8(b), Section 6.3 and Article IX:

FORTIS ADVISORS LLC, in its capacity as the Stockholders’ Representative

By:	/s/ Ryan Simkin
Name:	Ryan Simkin

[SIGNATURE PAGE TO MERGER AGREEMENT]

WAIVER OF CLOSING CONDITIONS

Reference is made that certain Merger Agreement, (“Agreement”), dated as of February 7, 2014, by and among Mast Therapeutics, Inc. a Delaware corporation (“Parent”), AP Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Aires Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and, solely with respect to Section 2.8(b), Section 6.3, and Article IX hereof, Fortis Advisors LLC, a Delaware limited liability company, in its capacity as representative of the Company Stockholders (the “Stockholders’ Representative”) All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto under the Agreement.

WHEREAS, the obligations of the Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of each of the conditions specified in Section 7.2 of the Agreement.

WHEREAS, notwithstanding the fact that Edwin L. Parsley (“Parsley”) was identified as a Key Employee in the Merger Agreement, Parsley never signed a Key Employee Agreement.

WHEREAS, the Company terminated the employment of Parsley and entered into a release agreement in a form reasonably satisfactory to Parent (the “Release Agreement”).

WHEREAS, in accordance with an Employment Agreement, dated October 15, 2012, by and between Parsley and the Company, and the Release Agreement, Parsley is due a severance payment in the amount of $ *** (the “Severance Payment”) and a continuation of group health benefits payment in the amount of $ *** (the “Special Severance Payment” and, together with the Severance Payment, the “Severance Package”).

WHEREAS, the amounts due as part of the Severance Package are Acquisition Expenses under the Merger Agreement.

WHEREAS, Parent is willing to forego the treatment of $ *** as Acquisition Expenses.

WHEREAS, Parent has elected to waive certain of the conditions to Closing specified in Section 7.2 of the Agreement as set forth herein below and to proceed to the Closing of the transactions contemplated by the Agreement.

NOW, THEREFORE, in consideration of, Parsley entering into the Release Agreement and the covenants and agreements of Parent, Merger Sub and the Company set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1. Parent hereby waives, solely with respect to Parsley, the condition set forth in Section 7.2(r) of the Agreement requiring the Key Employee Agreements to not have been rescinded (or attempted to have been rescinded) by any of the parties thereto and each of the Key Employee Agreements to remain in full force and effect.

2. Parent hereby waives, solely with respect to Parsley, the condition set forth in Section 7.2(u) of the Agreement requiring the Continuing Employees to be employed by the Company and their respective employment agreements or offer letters as currently in effect, as applicable, to be in effect, at the Closing.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

3. Each of Parent, Merger Sub and the Company hereby agrees that the amount of $ *** shall not be treated as Acquisition Expenses.

Nothing in this Waiver of Closing Conditions shall be interpreted as a waiver of any other requirements specified in the Agreement and all rights not expressly waived herein shall remain in full force and effect immediately after the execution hereof. The validity, performance, construction and effect of this Waiver shall be governed by the laws of the State of Delaware, without giving effect to principles of conflict of Laws, govern all matters arising out of or relating to this Waiver. This Waiver may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronically transmitted signatures shall be as effective as original signatures.

[Remainder of Page Left Intentionally Blank]

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

THE UNDERSIGNED, has caused this Waiver to be duly executed as of this 26th day of February, 2014.

MAST THERAPEUTICS, INC.

By:	/s/ Brian Culley
Name:	Brian Culley
Title:	Chief Executive Officer

AP ACQUISITION SUB, INC.

By:	/s/ Brian Culley
Name:	Brian Culley
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

AIRES PHARMACEUTICALS, INC.

By:	/s/ Wendy Johnson
Name:	Wendy Johnson
Title:	Chief Executive Officer

[Signature Page to Waiver of Closing Conditions]